                                                                   Exhibit 10.33

================================================================================

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                                0744062 B.C. LTD.

                                       AND

                      GLACIER VENTURES INTERNATIONAL CORP.

                                       AND

                   HOLLINGER CANADIAN PUBLISHING HOLDINGS CO.

                                       AND

                          HOLLINGER INTERNATIONAL INC.

                                   MADE AS OF

                                JANUARY 11, 2006

                       SALE OF 3120574 NOVA SCOTIA COMPANY

================================================================================

                              MCCARTHY TETRAULT LLP
                       FARRIS, VAUGHAN, WILLS & MURPHY LLP

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                                TABLE OF CONTENTS

                            SHARE PURCHASE AGREEMENT

ARTICLE 1 - INTERPRETATION.................................................    2
   1.01   Definitions......................................................    2
   1.02   Knowledge........................................................   15
   1.03   Headings.........................................................   15
   1.04   Extended Meanings................................................   15
   1.05   Accounting Principles............................................   16
   1.06   Currency.........................................................   16
   1.07   Schedules........................................................   16

ARTICLE 2 - PURCHASE AND SALE..............................................   16
   2.01   Purchase and Sale and Purchase Price.............................   16
   2.02   Adjustment of Purchase Price.....................................   18
   2.03   Escrow...........................................................   18
   2.04   Closing and Deliverables.........................................   20
   2.05   Hollinger International Guarantee................................   21
   2.06   Glacier Guarantee................................................   22
   2.07   Taxes............................................................   22

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES.................................   22
   3.01   Vendor's Representations and Warranties..........................   22
   3.02   Survival of Vendor's and Hollinger International's
          Representations, Warranties and Covenants........................   32
   3.03   Purchaser's Representations and Warranties.......................   33
   3.04   Survival of Purchaser's Representations, Warranties and
          Covenants........................................................   33
   3.05   Investigations...................................................   34
   3.06   No Inducement or Reliance; Independent Assessment................   34
   3.07   Release..........................................................   34
   3.08   Kodiak and Real Estate Weekly....................................   34

ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS......................   35
   4.01   Conduct of the Business Prior to Closing by Vendor...............   35
   4.02   Appropriate Action; Consents; Filings............................   37
   4.03   Preservation of Books and Records................................   38
   4.04   Tax Matters......................................................   40
   4.05   Mail; Payments...................................................   41
   4.06   Name Change of the Corporation...................................   42
   4.07   Release of Obligations...........................................   43
   4.08   Indemnity Cooperation Agreement..................................   43
   4.09   Employee Matters.................................................   44
   4.10   Glacier Pre-Closing Reorganization Steps.........................   45
   4.11   Hollinger Pre-Closing Reorganization Steps.......................   46

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                                      -2-

ARTICLE 5 - CONDITIONS.....................................................   46
   5.01   Conditions to Obligations of Each Party..........................   46
   5.02   Conditions for the Benefit of the Purchaser......................   47
   5.03   Conditions for the Benefit of the Vendor.........................   48

ARTICLE 6 - INDEMNIFICATION................................................   49
   6.01   Indemnification..................................................   49

ARTICLE 7 - SPECIAL INDEMNITIES............................................   55
   7.01   Publication Status Indemnity.....................................   55
   7.02   Special Committee Litigation Indemnity...........................   56
   7.03   CanWest Arbitration Indemnity....................................   56
   7.04   Excluded Employee Severance Payment Indemnity....................   57
   7.05   Litigation Indemnity.............................................   57
   7.06   HCNLP Securities Law Indemnity...................................   58
   7.07   Outstanding Indemnity Obligations Indemnity......................   58
   7.08   Glacier Securities Law Indemnity.................................   59
   7.09   Claims Process and Limits........................................   59

ARTICLE 8 - TERMINATION....................................................   59
   8.01   Termination......................................................   59
   8.02   Effect of Termination............................................   60

ARTICLE 9 - GENERAL........................................................   60
   9.01   Further Assurances...............................................   60
   9.02   Time of the Essence..............................................   60
   9.03   Commissions......................................................   60
   9.04   Confidentiality and Public Announcements.........................   60
   9.05   Benefit of the Agreement.........................................   61
   9.06   Entire Agreement.................................................   61
   9.07   Amendments and Waiver............................................   61
   9.08   Assignment.......................................................   61
   9.09   Notices..........................................................   61
   9.10   Severability.....................................................   64
   9.11   Parties in Interest..............................................   64
   9.12   Expenses.........................................................   64
   9.13   Governing Law; Attornment........................................   64
   9.14   Counterparts; Facsimile..........................................   65
   9.15   Waiver...........................................................   65
   9.16   Disclaimer.......................................................   65
   9.17   Waiver of Jury Trial.............................................   65

                            SHARE PURCHASE AGREEMENT

            THIS AGREEMENT made as of the 11th day of January, 2006;

BETWEEN:

                    0744062 B.C. LTD., a corporation
                    incorporated under the laws of British
                    Columbia (hereinafter referred to as the "Purchaser"),

                                                              OF THE FIRST PART,

                                     - and -

                    GLACIER VENTURES INTERNATIONAL CORP., a
                    corporation governed by the laws of
                    Canada (hereinafter referred to as
                    "Glacier"),

                                                             OF THE SECOND PART,

                                     - and -

                    HOLLINGER CANADIAN PUBLISHING HOLDINGS
                    CO., an unlimited liability company
                    existing under the laws of Nova Scotia,
                    and any successor in interest thereto
                    (hereinafter referred to as the
                    "Vendor"),

                                                              OF THE THIRD PART,

                                     - and -

                    HOLLINGER INTERNATIONAL INC., a
                    corporation governed by the laws of the
                    State of Delaware (hereinafter referred
                    to as "Hollinger International"),

                                                             OF THE FOURTH PART.

     WHEREAS the Vendor is the beneficial and registered owner of the Shares, being all of the issued and outstanding shares of 3120574 Nova Scotia Company, a corporation incorporated under the laws of Nova Scotia as an unlimited liability company (the "Corporation");

     AND WHEREAS the sole assets of the Corporation consist of: (i) 158,909,495 units of Hollinger Canadian Newspapers, Limited Partnership ("HCNLP"); (ii) 100 common shares of

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                                       -2-


Hollinger Canadian Newspapers G.P. Inc.; (iii) 10,000 Class A common shares and 400 Class B preferred shares of KCN Capital News Company; (iv) 100 common shares of Eco Log Environmental Risk Information Services Ltd.; and (v) a beneficial interest in certain real property;

     AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.01 DEFINITIONS

     In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a) "Advance Ruling Certificate" means an advance ruling certificate issued by the Commissioner of Competition pursuant to Section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

     (b) "Affiliate", with respect to the relationship between two or more corporations, has the meaning attributed to "affiliated bodies corporate" under the Canada Business Corporations Act as of the date of this Agreement and, with respect to the relationship between two or more Persons any of which is not a corporation, a Person is deemed to be an Affiliate of another Person if one of them is Controlled by the other or if both are Controlled by the same Person, and "Affiliated" has a corresponding meaning;

     (c) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendor, Hollinger International, Glacier and the Purchaser;

     (d) "Ancillary Agreements" means the Indemnity Cooperation Agreement, the Non-Competition Agreement and the Pension and Benefits Agreement;

     (e)  "Applicable Law" means:

          (i) any domestic or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); or

          (ii) any judgment, order, writ, injunction, decision, ruling, decree or award;

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                                       -3-


               of any Governmental Entity, statutory body (including stock exchange) or self-regulatory authority, to the extent only that the same is legally binding on the Person referred to in the context in which the term is used;

          (f) "Authorization" means any permit, licence, approval or similar authorization of any Governmental Entity;

          (g) "Benefit Plan" means all bonus, deferred compensation, incentive compensation, share purchase, share option, share appreciation, phantom share, savings, profit sharing, severance or termination pay, health, dental or other medical, life, disability or other insurance (whether insured or self-insured), mortgage insurance, employee loan, employee assistance, supplementary unemployment benefit, pension, retirement, supplementary retirement, plan, program and every other benefit plan, program, agreement, arrangement or practice (whether written or unwritten) maintained or contributed to for the benefit of any of the Business Employees, former employees or their respective dependants or beneficiaries, but excluding the Canada Pension Plan, the Quebec Pension Plan, any health or drug plan established and administered by a Province and workers' compensation insurance provided by federal or provincial legislation or a comparable program established and administered outside Canada;

          (h) "Books and Records" means all books, records, files and papers of the Corporation and the Subsidiaries, including computer manuals, computer data, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and advertising materials, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records (including Benefit Plan records), minute and share certificate books, and all copies and recordings of the foregoing;

          (i) "Business" means the business of newspaper publication and delivery, commercial printing, magazine publishing, operation of related websites, provision of data and other business information, business directories and related information services as currently carried on by the Subsidiaries;

          (j) "Business Employees" means all employees of the Subsidiaries including Glacier Disabled Employees but excluding Hollinger Disabled Employees;

          (k) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario;

          (l)  "Canadian Securities Laws" is defined in Section 7.06;

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                                       -4-


          (m)  "CanWest" means CanWest Global Communications Corp.;

          (n) "CanWest Agreement" means the Transaction Agreement dated July 30, 2000 and the Transaction Amending Agreement dated November 15, 2000 between CanWest and Hollinger International and related parties relating to the sale by Hollinger International, HCNLP and others to CanWest of certain newspaper and related businesses;

          (o) "CanWest Arbitration" means the arbitration proceedings involving Hollinger International and related entities and CanWest that were initiated to determine amounts due to or payable by Hollinger International, Southam Inc., HCNLP and HCN Publications Company by and to CanWest including those related to the sale by Hollinger International and related entities to CanWest of certain newspaper and related businesses pursuant to the CanWest Agreement;

          (p)  "CanWest Arbitration Indemnity" is defined in Section 7.03;

          (q)  "Cash" means, collectively, HCNLP Cash and Non-HCNLP Cash;

          (r)  "Cash Deficit" is defined in Section 2.02(1);

          (s) "Closing" means the closing of the purchase and sale of the Shares and Real Estate Company Shares contemplated by this Agreement;

          (t)  "Closing Date" is defined in Section 2.04(1);

          (u)  "Closing Payment" means the Purchase Price less the Escrow
               Amount;

          (v)  "Competition Act" means the Competition Act (Canada);

          (w)  "Competition Act Compliance" means:

               (i)  the issuance of an Advance Ruling Certificate;

               (ii) the Purchaser and the Vendor have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Act; or

               (iii) the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act;

               and, in the case of (ii) and (iii), the Commissioner of Competition advising the Purchaser, in writing, on terms satisfactory to the Purchaser and the Vendor, acting reasonably, that the Commissioner of Competition is of the view that there are not sufficient grounds to initiate proceedings

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                                       -5-


               before the Competition Tribunal under the merger provisions of the Competition Act with respect to the transactions contemplated by this Agreement;

          (x) "Commissioner of Competition" means the Commissioner of Competition appointed pursuant to the Competition Act;

          (y)  "Consent" is defined in Section 4.02(1);

          (z) "Contract" means any agreement, contract, indenture, lease, deed of trust, option or other legally binding commitment or obligation in the nature of a contract, whether oral or written, for which there are continuing rights or obligations;

          (aa) "Control", with respect to the relationship with a Person, means:

               (i) if that Person is a corporation, the holding (other than by way of security) of Equity Securities of that Person to which are attached more than 50% of the votes that may be cast for the election of directors and those votes are sufficient, if exercised, to elect a majority of the board of directors;

               (ii) the right, directly or indirectly, to direct or cause the direction of the management of the affairs of that Person, whether by ownership of Equity Securities, by Contract or otherwise; or

               (iii) if that Person is a limited partnership, being the general partner or controlling the general partner within the meaning of paragraph (i) or (ii).

               and "Controls" and "Controlled" have corresponding meanings;

          (bb) "Cooperating Subsidiaries" is defined in Section 4.08;

          (cc) "Corporation" means 3120574 Nova Scotia Company, a corporation incorporated under the laws of Nova Scotia as an unlimited liability company;

          (dd) "Deductible" is defined in Section 6.01(3);

          (ee) "Deficit" is defined in Section 2.02(1);

          (ff) "Disclosure Letter" means the disclosure letter of the Vendor to be delivered to the Purchaser hereunder;

          (gg) "Dormant Subsidiaries" means East Kootenay Newspapers Ltd., Peace River Block News Ltd., Sterling Publishers Ltd., Alaska Highway Publications Ltd., Trail Times Limited, News Publishing Company

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                                       -6-


               Limited, XS FrasPub (1999) Ltd., 626488 B.C. Ltd., CHMM Inc. and 1496505 Ontario Limited;

          (hh) "Eco Log" means Eco Log Environmental Risk Information Services Ltd.;

          (ii) "Encumbrance" means any lien, pledge, charge, claim, security interest, contingent sale or title retention agreement, option, deed of trust, mortgage, conditional sales agreement, right of first refusal or other right of a third party substantially equivalent thereto;

          (jj) "End Date" is defined in Section 8.01(2);

          (kk) "Environmental Laws" means all applicable federal, provincial, state, local and foreign laws, imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

          (ll) "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, property damages, natural resource damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property;

          (mm) "Environmental Permits" means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

          (nn) "Equity Securities" means any shares of a corporation, partnership units or interests or similar securities;

          (oo) "Escrow Agent" is defined in Section 2.03(1);

          (pp) "Escrow Amount" is defined in Section 2.03(1);

          (qq) "Excess Cash" is defined in Section 2.02(2);

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                                       -7-


          (rr) "Excluded Employee Severance Payment Indemnity" is defined in
               Section 7.04;

          (ss) "Excluded Employee Severance Payments" means payments made by the Purchaser, the Corporation or any Subsidiary, as the case may be, to the Excluded Employees for severance pay, termination pay or pay in lieu of notice of termination as set out in the Disclosure Letter in relation to the termination of the employment of any of the Excluded Employees by the Purchaser, the Corporation or any Subsidiary, as the case may be, without cause at any time during the forty-five (45) day period following the Closing Date for which the Purchaser is eligible to be indemnified by the Vendor in accordance with and subject to Section 7.04;

          (tt) "Excluded Employees" means the Business Employees referenced in the Disclosure Letter;

          (uu) "Expert" is defined in Section 2.01(6);

          (vv) "Filing" is defined in Section 4.02(1);

          (ww) "Final Statements" is defined in Section 2.01(3);

          (xx) "Financial Statements" is defined in Section 3.01(1)(p);

          (yy) "Funding Determination" means a determination made by the Government of Canada that any Subsidiary is required to repay to the Government of Canada the amount of any Government of Canada Funding, only to the extent that such Government of Canada Funding was received prior to the Time of Closing and relates to a period ending on or prior to the Time of Closing and only to the extent that any Subsidiary is, at any time, required by the Government of Canada to repay such amount because the publications to which the funding relates were determined not to meet the relevant Canadian ownership and control requirements during such period;

          (zz) "GAAP" means generally accepted accounting principles in Canada, applicable as of date hereof and, in respect of the financial statements of any Person, applied on a basis consistent with those applied in previous periods of such Person unless otherwise required under GAAP;

         (aaa) "Glacier Disabled Employees" is defined in the Pension and Benefits Agreement;

         (bbb) "Glacier Pre-Closing Reorganization Steps" mean the transactions referred to in Schedule 4.10;

         (ccc) "Glacier Securities Law Indemnity" is defined in Section 7.08;

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                                       -8-


         (ddd) "Government of Canada Funding" means financial support that has been provided by the Government of Canada to any Subsidiary pursuant to the Department of Canadian Heritage's Canada Magazine Fund or Publications Assistance Program;

         (eee) "Governmental Entity" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, as well as any stock exchange;

         (fff) "Hazardous Material" means any substance, material or waste which is regulated by, or forms the basis of liability under, any Environmental Laws, including any material or substance which is defined as a "solid waste", "hazardous waste", "hazardous material", "hazardous substance", "dangerous good", "extremely hazardous waste", "restricted hazardous waste", "pollutant", "contaminant", "hazardous constituent", "special waste", "toxic substance" or other similar term or phrase under any Environmental Laws, or petroleum or any fraction or by-product thereof, asbestos, substances used for dry-cleaning and the waste and breakdown products thereof, polychlorinated biphenyls (PCB's), or any radioactive substance

         (ggg) "HCPH" means HCPH Canadian Newspaper Holding Co., and any successor in interest thereto;

         (hhh) "HCN GP" means Hollinger Canadian Newspapers G.P. Inc., the general partner of HCNLP;

         (iii) "HCNLP" means Hollinger Canadian Newspapers, Limited
               Partnership;

         (jjj) "HCNLP Agreement" means the Limited Partnership Agreement dated as of April 28, 1999 governing HCNLP;

         (kkk) "HCNLP Cash" means cash in the bank accounts of HCNLP, HCN Publications Company and 3050944 Nova Scotia ULC at the Time of Closing net of any claims for outstanding cheques;

         (lll) "HCNLP Securities Law Indemnity" is defined in Section 7.06;

         (mmm) "HCNLP Units" means the units of HCNLP;

         (nnn) "Hollinger Disabled Employees" is defined in the Pension and Benefits Agreement;

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                                       -9-


         (ooo) "Hollinger Pre-Closing Reorganization Steps" mean the transactions referred to in Schedule 4.11;

         (ppp) "Income", of a Person in respect of any period, means the income of the Person as determined for purposes of the ITA for such period;

         (qqq) "Included Employees" means the Business Employees referenced in the Disclosure Letter;

         (rrr) "Indemnification Event" means an event, occurrence or state of affairs for which a Party is entitled to be indemnified hereunder;

         (sss) "Indemnification Notice" means a written notice in reasonable detail delivered by the Vendor to the Purchaser, or by the Purchaser to the Vendor, as applicable, stating a demand for indemnification in accordance with Section 6.01 or in connection with the Special Indemnities;

         (ttt) "Indemnified Party" is defined in Section 6.01(7);

         (uuu) "Indemnifying Party" is defined in Section 6.01(7);

         (vvv) "Indemnity Cooperation Agreement" is defined in Section 4.08;

         (www) "Insurance Benefits" is defined in Section 6.01(10);

         (xxx) "Intellectual Property" means: (i) any trade marks, trade names, business names, brand names, mastheads, service marks, computer software, computer programs, copyrights and works of authorship, designs, inventions, patents, franchises, formulae, processes, know-how, technology; (ii) any issued patents or analogous rights; and (iii) any other intellectual or industrial property;

         (yyy) "Intercompany Indebtedness" means any indebtedness by, from or between on the one hand any of the Corporation, the Subsidiaries or the Real Estate Companies, and on the other hand Hollinger International and any Affiliate, including the Vendor, but excluding the Corporation, the Subsidiaries or the Real Estate Companies;

         (zzz) "ITA" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.)
               c. 1, and the regulations promulgated thereunder, as amended from time to time;

        (aaaa) "KCN" means KCN Capital News Company;

        (bbbb) "Kodiak" means the operations carried on by HCN Publications Company known as Kodiak Press, located at 3355 Grandview Highway, Vancouver, British Columbia;

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                                      -10-


        (cccc) "Leases" is defined in Section 3.01(1)(dd);

        (dddd) "Litigation" is defined in Section 7.05;

        (eeee) "Litigation Indemnity" is defined in Section 7.05;

        (ffff) "Losses" means any and all financial losses, damages, liabilities, obligations, penalties, encumbrances, assessments, costs and expenses sustained, suffered or incurred by the Party seeking indemnification as a direct result of any Indemnification Event; provided, however, that Losses shall not include any indirect or consequential or punitive losses or damages (including, for greater certainty, any Taxes payable by the Indemnified Party as a consequence of the receipt of an amount pursuant to Article 6 or 7 hereof), lost profits or lost revenue and further provided that a Loss shall not be deemed an indirect loss solely because the Loss is incurred by the Purchaser through a diminution in the value of its direct or indirect investment in a Subsidiary or in any Person who becomes a successor in interest to such Subsidiary;

        (gggg) "Material Adverse Change" or "Material Adverse Effect" means any change or effect, excluding a general change in political, economic or social conditions or a change in market conditions applicable to the Business and similar businesses, that has or could reasonably be expected to have a material and adverse effect on the business, assets or financial condition of the Subsidiaries and the Real Estate Companies, taken as a whole, and "Materially Adversely Effect" has a corresponding meaning;

        (hhhh) "Material Contract" means a written Contract that would reasonably be expected to result in annual revenues or expenditures of $150,000 or more, except contracts in relation to commercially available off-the-shelf-software;

        (iiii) "Non-Competition Agreement" means the non-competition agreement to be entered into at Closing among Hollinger International, the Vendor, the Purchaser and the Subsidiaries in the form agreed by the relevant parties;

        (jjjj) "Non-HCNLP Cash" means cash in the bank accounts of Subsidiaries other than HCNLP, 3050944 Nova Scotia ULC and HCN Publications Company at the Time of Closing net of any claims for any outstanding cheques;

        (kkkk) "Ordinary Course" means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person and, with respect to Hollinger International and any subsidiary of Hollinger

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                                      -11-


               International including the Subsidiaries (other than the Corporation), since January 17, 2004;

        (llll) "Outstanding Indemnity Obligations" means the obligations of Hollinger International and related parties owing to CanWest under the CanWest Agreement related solely to environmental liabilities under representations and warranties and indemnities contained therein;

        (mmmm) "Outstanding Indemnity Obligations Indemnity" is defined in
               Section 7.07;

        (nnnn) "Owned Properties" is defined in Section 3.01(1)(ee);

        (oooo) "Party" means the Vendor, Hollinger International, Glacier or the Purchaser, as the case may be;

        (pppp) "Pension and Benefits Agreement" means the agreement in respect of pension and employee benefit matters in the form set out in
               Schedule 1.01(pppp) among the Vendor, Glacier, the Purchaser and Hollinger International;

        (qqqq) "Permitted Encumbrance" means:

               (i) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided that those servitudes, easements, restrictions, rights-of-way and other similar rights are not of such a nature as to materially, individually or in the aggregate, adversely affect the use by the Subsidiaries of the property subject thereto;

               (ii) Encumbrances in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Encumbrances in respect of Taxes not yet due and payable incurred in the Ordinary Course;

              (iii) security given in the Ordinary Course to any public utility or Government Entity in connection with the operations of the Business, other than security for borrowed money, provided that such security does not materially detract from the value of the property concerned or materially impair its use in the operation of the Business;

               (iv) the reservations, limitations, provisos and conditions contained in any original grants from the Crown of any real property or interest therein and statutory exceptions to title that do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business; and

               (v) minor imperfections of title and the Permitted Encumbrances described in Schedule 1.01(qqqq);

               (vi) subdivision agreements, site plan control agreements, servicing or industrial agreements, utility agreements, airport zoning regulations and other similar agreements with governmental authorities or private or public utilities;

              (vii) restrictive covenants, private deed restrictions and other land use control agreements;

             (viii) all unregistered easements and other unregistered rights in favour of public or private utilities;

               (ix) any right of expropriation conferred by any statute of
                    Canada or any Province; and

               (x) any discrepancies, encroachments, unregistered easements, by-law violations and/or violations of registered restrictions/agreements which an up-to-date survey of the Owned Properties might reveal.

        (rrrr) "Person" means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity, or a Governmental Entity;

        (ssss) "Prime Rate" means the annual variable rate of interest quoted or published from time to time by Canadian Imperial Bank of Commerce (Main Branch) at its main branch in Toronto, Ontario as the "prime rate" of interest charged by it for Canadian dollar commercial loans made in Canada and for the purposes of this Agreement the "Prime Rate" shall vary, upwards or downwards, as the case may be, at the same time and in the same amount as the said "prime rate" so varies;

        (tttt) "Publication Status Indemnity" is defined in Section 7.01;

        (uuuu) "Purchase Price" is defined in Section 2.01(1);

        (vvvv) "Real Estate Companies" means 446065 B.C. Ltd. and 634854 B.C. Ltd.;

        (wwww) "Real Estate Company Shares " means all of the issued and outstanding shares of each of the Real Estate Companies;

        (xxxx) "Reference Balance Sheet" means the unaudited consolidated balance sheet of HCNLP as at September 30, 2005;

        (yyyy) "Reference Balance Sheet Date" means September 30, 2005;

        (zzzz) "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property;

       (aaaaa) "Release Agreement" is defined in Section 4.07;

       (bbbbb) "Representation and Warranty Losses" is defined in Section
               6.01(3);

       (ccccc) "Representatives", with respect to a Party, means its directors, officers, employees, auditors, agents and other representatives and advisors;

       (ddddd) "Restricted Entities" is defined in Section 4.01(1);

       (eeeee) "Safe Income" means the income earned or realized by a Subsidiary for purposes of section 55 of the ITA for the period ending at the safe-income determination time, as defined in subsection 55(1) of the ITA, for the series of transactions that includes the purchase of the Shares under this Agreement;

       (fffff) "Section 19 Claim" means any claim, action, suit or proceeding or other demand, whether at law or in equity, brought before a court and asserted against any Subsidiary, or a Person affiliated with the Purchaser which has acquired a right to publish a newspaper from the Subsidiary, and: (i) arising solely from a
               Section 19 Reassessment in respect of a Person, to the extent that such Section 19 Reassessment relates to expenses incurred by the Person prior to the Time of Closing; or (ii) arising from damages suffered by a Person who publishes a newspaper in a market in Canada, to the extent that such damages arose as a direct result of the failure of a newspaper produced or published by such Subsidiary to qualify as a Canadian newspaper, as defined in subsection 19(5) of the ITA or an analogous provision of a provincial taxing statute, during any period ending prior to the Time of Closing;

       (ggggg) "Section 19 Reassessment" means, in respect of a Person, an assessment or a reassessment issued to the Person by the Canada Revenue Agency or provincial taxing authority, solely on the basis of subsection 19(1) of the ITA or an analogous provision of a provincial taxing statute, from which no appeal lies disallowing a deduction claimed by the Person for expenses incurred for advertising space in an issue of a newspaper produced and published by a Subsidiary or its predecessor;

       (hhhhh) "Shares" means all of the issued and outstanding common shares of the Corporation;

       (iiiii) "Special Committee Litigation" means any and all claims, proceedings, actions, causes of action and court processes at any time arising out of or in connection with, directly or indirectly, matters raised by the Special Committee Report whenever made including, without limitation, the proceedings identified on Schedule 1.01(iiiii);

       (jjjjj) "Special Committee Indemnity" is defined in Section 7.02;

       (kkkkk) "Special Committee Report" means the Report of the Special
               Committee of the Board of Directors of Hollinger International filed with the U.S. District Court for the Northern District of Illinois on August 30, 2004 as corrected by an errata sheet dated November 1, 2004;

       (lllll) "Special Indemnities" mean the CanWest Arbitration Indemnity, the Excluded Employee Severance Payment Indemnity, the Publication Status Indemnity, the Litigation Indemnity, the Special Committee Indemnity, the Outstanding Indemnity Obligations Indemnity, the Glacier Securities Law Indemnity and the HCNLP Securities Law Indemnity;

       (mmmmm) "Subsidiaries" means, collectively, HCNLP, HCN GP, HCN
               Publications Company, Eco Log, KCN and 3050944 Nova Scotia ULC;

       (nnnnn) "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, levies and/or any other taxes, customs duties, fees, assessments, royalties, duties, deductions, compulsory loans or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers compensation premiums, together with any installments, and any interest, fines and penalties, imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), whether disputed or not;

       (ooooo) "Tax Returns" means any return, declaration, report, schedule or information statement with respect to Taxes required to be filed with the Canada Revenue Agency or any other Governmental Entity;

       (ppppp) "Time of Closing" means 9:00 a.m. (Vancouver time) on the Closing Date;

       (qqqqq) "Units" means HCNLP Units;

       (rrrrr) "Vendor Marks" is defined in Section 4.06;

       (sssss) "Vendor Obligations" is defined in Section 4.07;

       (ttttt) Working Capital" means current assets, excluding Cash and excluding any receivable from CanWest with respect to the CanWest Arbitration, other than any receivable of Kodiak from CanWest in the Ordinary Course and any inter-company receivables, less current liabilities including any Taxes payable by the Corporation in respect of income allocable to it by HCNLP as a consequence of distributions made by HCNLP to the Corporation prior to the Time of Closing but excluding: (i) any liability under the CanWest Arbitration; (ii) Taxes arising from, or in any way related to, the implementation of the Glacier Pre-Closing Reorganization Transactions; (iii) the current portion of long term debt and any Intercompany Indebtedness, adjusted for minority interests, of the Corporation on a consolidated basis determined as of the Closing Date; (iv) accrued expenses for audit fees for 2003 and 2004; and (v) accrual for the Kodiak lease termination, determined all in accordance with GAAP; and

       (uuuuu) "Year End Financial Statements" is defined in Section
               3.01(1)(q).

1.02 KNOWLEDGE

     (1) Any reference to "of which the Vendor is aware", "knowledge of the Vendor" or to phrases of similar import shall mean only the actual knowledge of Gordon Paris, James Van Horn, David Dodd, Bruce Creighton, Peter Lane, Tom Kram, Gary Smagala, Jim Fabro, Mike Krupa and Sarah Strother.

     (2) Any reference to "of which the Purchaser is aware", "knowledge of the Purchaser" or to phrases of similar import shall mean only the actual knowledge of Jonathon Kennedy, Orest Smysnuik and Bruce Aunger.

1.03 HEADINGS

     The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.04 EXTENDED MEANINGS

     In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.05 ACCOUNTING PRINCIPLES

     Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to GAAP.

1.06 CURRENCY

     All references to currency herein are to lawful money of Canada.

1.07 SCHEDULES

     The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1.01(pppp)  - Pension and Benefits Agreement;
Schedule 1.01(qqqq)  - Permitted Encumbrances;
Schedule 1.01(iiiii) - Special Committee Litigation;
Schedule 2.04(2)(j)  - Encumbrances to be Released
Schedule 3.01(1)(m)  - Information on Corporation and Subsidiaries;
Schedule 3.01(1)(p)  - Financial Statements;
Schedule 3.01(1)(q)  - Year End Financial Statements;
Schedule 3.01(1)(v)  - Material Contracts;
Schedule 3.01(1)(dd) - Real Estate Leases;
Schedule 3.01(1)(ee) - Owned Real Estate;
Schedule 4.08        - Indemnity Cooperation Agreement;
Schedule 4.10        - Glacier Pre-Closing Reorganization Steps;
Schedule 4.11        - Hollinger Pre-Closing Reorganization Steps;
Schedule 5.01(1)(c)  - Consents and Filings; and
Schedule 7.05        - Litigation.

                          ARTICLE 2 - PURCHASE AND SALE

2.01 PURCHASE AND SALE AND PURCHASE PRICE

     (1) Upon and subject to the terms and conditions contained herein and the adjustment as herein set forth, the Vendor shall, at the Time of Closing, sell the Shares and the Real Estate Company Shares to the Purchaser and the Purchaser shall purchase the Shares and the Real Estate Company Shares from the Vendor for a total purchase price of $121,686,979 (hereinafter referred to as the "Purchase Price") allocated as follows:

          (a) $117,021,976 in respect of the HCNLP Units held by the Corporation;

          (b)  $1.00 in respect of the shares of HCN GP held by the Corporation;

          (c) $4,049,000 in respect of the shares of Eco Log held by the Corporation;

          (d)  $1.00 in respect of the shares of KCN held by the Corporation;

          (e)  $1.00 in respect of the Real Estate Company Shares;

          (f)  $1,000 in respect of the Non-Competition Agreement; and

          (g) $615,000 in respect of the real estate assets beneficially owned by the Corporation.

     (2) The Purchase Price shall be paid and satisfied by the Purchaser at the Time of Closing by wire transfer of immediately available funds to an account or accounts specified by the Vendor.

     (3) Within ninety (90) days following the Closing Date, the Purchaser shall deliver to the Vendor unaudited consolidated financial statements of the Corporation as of the Closing Date prepared by the Purchaser's auditors in accordance with GAAP and including notes thereon, and a statement of Working Capital and a statement of Cash, which shall reflect HCNLP Cash and Non-HCNLP Cash separately (collectively, the "Final Statements"), prepared in accordance with GAAP. The cost of the preparation of the Final Statements will be borne by the Vendor and the Purchaser equally. For the purpose of preparing the Final Statements, the Vendor agrees to provide all reasonable cooperation to Glacier and agrees to grant to Glacier and its Representatives reasonable access during normal business hours to relevant records, facilities and personnel.

     (4) The Vendor shall have a period (the "Review Period") of sixty (60) days from the date it receives the Final Statements in which to review the same. For the purpose of such review, the Purchaser shall permit the Vendor and its Representatives to examine all accounting documentation used or prepared by the Purchaser and its auditors in preparing the Final Statements including all back-up material and ledgers. If no objection in writing to the Final Statement is given to the Purchaser by the Vendor within the Review Period, the Final Statements shall be deemed to have been approved as of the last day of such Review Period.

     (5) If the Vendor objects to any item or aspect of the Final Statements, the Vendor shall give written notice to the Purchaser on or before the end of the Review Period, setting out in reasonable detail the nature of such objection and the related amount(s) in dispute and the Vendor and the Purchaser shall attempt to resolve the matters in dispute within 30 days from the date the Vendor gives such notice to the Purchaser. Without limitation, the Vendor shall not be precluded from raising objections that are otherwise appropriate under the terms hereof solely because under generally accepted accounting principles, the amount involved would not be considered material for accounting purposes. If all matters in dispute are resolved by the Vendor and the Purchaser, the Final Statement shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

     (6) If the Vendor and the Purchaser cannot resolve all matters in dispute within such thirty day period, all such unresolved matters shall be submitted to BDO Dunwoody or, if they refuse or are unable to act, a nationally recognized accounting firm acceptable to the Purchaser and the Vendor (the "Expert") for resolution, as expert and not arbitrator. The Expert shall use its reasonable efforts to render its written decision within 30 days of its appointment. The Expert shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in such proceeding shall be determined by the Expert in its discretion. The Expert's determination of all such matters shall be final and binding on both parties and shall not be subject to appeal by either party, absent manifest error. The fees and expenses of the Expert shall be borne by the Vendor and the Purchaser in the manner determined by the Expert based on the relative success of the Vendor and the Purchaser in respect of such disputes. The Final Statements including the statement of Working Capital and the statement of Cash, as the case may be, shall be modified to the extent required to give effect to the Expert's determination and shall be deemed to have been approved as of the date of such determination.

2.02 ADJUSTMENT OF PURCHASE PRICE

     (1) If: (i) the Working Capital is less than negative $2,000,000 (the amount of such difference being the "Deficit") the Vendor shall, within five Business Days after the Review Period, pay the Purchaser an amount equal to the Deficit; or (ii) the Cash is less than $2,000,000 (the amount of such difference being the "Cash Deficit"), the Vendor shall, within five Business Days after the Review Period, pay the Purchaser an amount equal to the Cash Deficit, together with, in each case, interest thereon at the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment, provided that if the Vendor has objected to any part of the Final Statements in accordance with Section 2.01 no payment shall be made until two
(2) Business Days after the same has been finally resolved by the parties or pursuant to Section 2.01.

     (2) If the Cash is more than $2,000,000 (the amount of such difference being the "Excess Cash"), the Purchaser shall, within five Business Days after the Review Period: (i) pay to the Vendor 86.883% of the Excess Cash attributable to HCNLP Cash and shall pay the minority holders of HCNLP Units the balance of the Excess Cash attributable to HCNLP Cash on a pro rata basis; and (ii) pay to the Vendor 100% of the Excess Cash attributable to Non-HCNLP Cash together with, in each case, interest thereon at the Prime Rate as adjusted from time to time plus 2% from and including the Closing Date to but excluding the date of payment, provided that if the Vendor has objected to any part of the Final Statements in accordance with Section 2.01 no payment shall be made until two
(2) Business Days after the same has been finally resolved by the parties or pursuant to Section 2.01.

     (3) The Purchase Price shall be deemed adjusted by any amount payable under
Section 2.02(1)or 2.02(2).

2.03 ESCROW

     (1) A portion of the Purchase Price in an amount equal to $20 million (the "Escrow Amount"), shall be paid contemporaneously with Closing by the Vendor to Bank of Montreal (the "Escrow Agent") to be held by the Escrow Agent in an account in the joint name of the Vendor and the Purchaser. The Escrow Agent shall, pursuant to an agreement between the Vendor, the Purchaser and the Escrow Agent, the final terms of which shall be mutually agreed to by the parties thereto (the "Escrow Agreement"), be directed by the Vendor and the Purchaser to pay the appropriate portion of the Escrow Amount upon the events and in the manner described below.

     (2) Upon a final award, judgement or settlement being made under or in respect of the CanWest Arbitration (the "Arbitration Award"), establishing an amount being owed (the "Initial

Hollinger Arbitration Liability") by any one or more of the Subsidiaries to CanWest and/or its related parties under the CanWest Agreement (collectively, the "CanWest Group") and the earlier of:

          (a) the lapse of all appeal periods or periods during which the Arbitration Award may be varied by application to a court (the "Court") of competent jurisdiction (the "Appeal Periods") in respect of such Arbitration Award prior to the filing during such Appeal Periods of any and all appeals or applications to vary (an "Arbitration Appeal") in respect thereof without any member of the CanWest Group making demand for payment against any Subsidiary in respect of all or any portion of the Initial Hollinger Arbitration Liability (including, without limitation, such demand being made by way of service on any one or more of the Subsidiaries of the Arbitration Award) (a "CanWest Demand") during such Appeal Periods;

          (b) the making of a CanWest Demand during the Appeal Period where the right of any one or more members of the CanWest Group to enforce the Arbitration Award is not stayed pursuant to an order of the Court within seven (7) days of the making of a CanWest Demand; and

          (c) the final, conclusive and unappealable determination or settlement of all Arbitration Appeals, as the case may be, by a Court, establishing an amount being owed (the "Final Hollinger Arbitration Liability") by any one or more of the Subsidiaries, directly, or indirectly, to any one or more members of the CanWest Group;

the Escrow Agent shall be directed by the Vendor, the Purchaser and the applicable Subsidiary under the terms of the Escrow Agreement to forthwith pay to the applicable members of the CanWest Group the lesser of the Escrow Amount and the amount of the Initial Hollinger Arbitration Liability or the Final Hollinger Arbitration Liability, as the case may be. Any amount so paid will be deemed to be a payment under Section 7.03 which the Purchaser has irrevocably directed be paid to the applicable Subsidiary as a capital contribution and which the applicable Subsidiary, in turn, irrevocably directed be paid to the applicable members of the CanWest Group. The liability of the Vendor, and the ability of the Purchaser to claim, under the CanWest Arbitration Indemnity shall be automatically reduced by the amount of any such payment.

     (3) The Escrow Agent shall be directed by the Purchaser and the Vendor under the terms of the Escrow Agreement to pay out of escrow to the Vendor the Escrow Amount and all interest accrued thereon, less any amounts paid to any one or more members of the CanWest Group as set out above, upon the termination, withdrawal or final settlement of the CanWest Arbitration or the Arbitration Appeal, as the case may be. In the event that the maximum potential exposure of the Vendor in the CanWest Arbitration is determined by the Vendor, with the consent of the Purchaser not to be unreasonably withheld, at any time, to be less than the then remaining Escrow Amount, the Escrow Agent shall be directed by the Vendor and the Purchaser under the terms of the Escrow Agreement to pay out of escrow to the Vendor, from time to time, such portion of the Escrow Amount and any interest accrued thereon that exceeds such maximum exposure.

     (4) In no event shall the escrow contemplated hereby continue beyond the seventh anniversary of the Closing Date. If the escrow contemplated hereby continues beyond the third anniversary of the Closing Date, the Purchaser shall pay the Vendor the following amounts: (i) on the fourth and fifth anniversaries of the Closing Date, an amount equal to two and a half percent (2.5%) per annum of the balance of the Escrow Amount and interest accrued thereon, if any, outstanding at the commencement of the one year period ended on each such anniversary date; (ii) on the sixth anniversary of the Closing Date, an amount equal to ten percent (10%) per annum of the balance of the Escrow Amount and interest accrued thereon, if any, outstanding at the commencement of the one year period ended on such anniversary date; and (iii) on the seventh anniversary of the Closing Date, an amount equal to fifteen percent (15%) of the balance of the Escrow Amount and interest accrued thereon, if any, outstanding at the commencement of the one year period ended on such anniversary date. Hollinger International shall be entitled, at all times, to direct the investment of the Escrow Amount within parameters to be agreed by Hollinger International and Glacier, acting reasonably, provided that such investments will be low risk, conservative investments. For greater certainty, in all events, the Vendor shall be entitled to all interest earned on the Escrow Amount.

2.04 CLOSING AND DELIVERABLES

     (1) Subject to the terms and conditions contained herein, the Closing shall take place as soon as practicable but, in any event, within five (5) Business Days after satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which, by their terms, are to be satisfied at the Closing) (the "Closing Date") at the offices of Farris, Vaughan, Wills & Murphy LLP P.O. Box 10026, 700 W. Georgia Street Vancouver, British Columbia.

     (2) At the Closing, the Vendor shall deliver to the Purchaser the following:

          (a) share certificates representing the Shares duly endorsed for transfer to the Purchaser or accompanied by duly executed stock transfer powers;

          (b) share certificates representing all of the shares of the Real Estate Companies duly endorsed for transfer to the Purchaser or its nominee or accompanied by duly executed stock transfer powers;

          (c) resolutions of the directors of each of the Corporation and the Real Estate Companies consenting to the transfer of the Shares and the Real Estate Company Shares, respectively, to the Purchaser or its nominee;

          (d) resignations and releases of each of the directors and officers of the Corporation, the Subsidiaries and the Real Estate Companies;

          (e) the minute books of the Corporation, the Subsidiaries and the Real Estate Companies and by making the same available for collection at the place in which they are situate;

          (f)  an officer's certificate in accordance with Section 5.02(1)(c);

          (g) a certificate of a duly authorized officer of the Corporation attaching copies of: (i) the articles of incorporation or similar documents of the Corporation, the Subsidiaries and the Real Estate Companies; (ii) a certificate of good standing, status or similar certificate in respect of the Corporation, the Subsidiaries and the Real Estate Corporation dated within three
               (3) Business Days of the Closing Date; and (iii) the by-laws of the Corporation, the Subsidiaries and the Real Estate Companies;

          (h) an executed counterpart of the Pension and Benefits Agreement signed by the Vendor and Hollinger International;

          (i) an executed counterpart of the Non-Competition Agreement signed by Hollinger International and the Vendor;

          (j) releases of the Encumbrances as set forth on Schedule 2.04(2)(j) or undertakings, satisfactory to the Purchaser, agreeing to release such Encumbrances;

          (k) certificates representing the securities of the Subsidiaries beneficially owned by the Corporation; and

          (l) executed counterparts of the Indemnity Cooperation Agreement, signed by the Vendor, Hollinger International, HCNLP, HCN GP, HCN Publications Company, KCN, Eco Log and 3050944 Nova Scotia ULC.

     (3) At the Closing, the Purchaser shall deliver to the Vendor the following:

          (a) payment of the Purchase Price (less the Escrow Amount) in Canadian dollars by wire transfer of immediately available funds to an account or accounts specified by the Vendor and, at the direction of the Vendor, payment of the Escrow Amount to the Escrow Agent;

          (b)  an officer's certificate in accordance with Section 5.03(1)(c);

          (c) an executed counterpart of the Pension and Benefits Agreement signed by the Purchaser and Glacier;

          (d) an executed counterpart of the Non-Competition Agreement signed by the Purchaser and Glacier; and

          (e) an executed counterpart of the Indemnity Cooperation Agreement signed by the Purchaser and Glacier.

2.05 HOLLINGER INTERNATIONAL GUARANTEE

     Hollinger International hereby unconditionally and irrevocably guarantees the due and punctual performance by the Vendor of its obligations under this Agreement and the Ancillary Agreements, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Vendor or the Purchaser or any successor or permitted assignee or any other event or circumstance involving the Purchaser or the Vendor that would otherwise limit the obligations of the guarantor under this guarantee and including, without limitation, the unconditional and irrevocable guarantee of the payment of all indemnification claims for which the Vendor is liable to the Purchaser pursuant to this Agreement and all obligations of the Vendor under the Benefits Plans as described in the Pension and Benefits Agreement. Hollinger International shall be liable to the Purchaser if and only to the extent that it is established that the Vendor is so liable. The Purchaser is not required to exhaust all remedies against the Vendor prior to proceeding against Hollinger International under this guarantee. In no event shall the liability of Hollinger International to the Purchaser hereunder be greater than that of the Vendor to the Purchaser hereunder.

2.06 GLACIER GUARANTEE

     Glacier hereby unconditionally and irrevocably guarantees the due and punctual performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements, as the same may be amended, changed, replaced, settled, compromised or otherwise modified from time to time, and irrespective of any bankruptcy, insolvency, dissolution, winding-up, termination of the existence of or other matter whatsoever respecting the Vendor or the Purchaser or any successor or permitted assignee or any other event or circumstance involving the Purchaser or the Vendor that would otherwise limit the obligations of the guarantor under this guarantee and including, without limitation, the unconditional and irrevocable guarantee of the payment of all indemnification claims for which the Purchaser is liable to the Vendor pursuant to this Agreement. Glacier shall be liable to the Vendor if and only to the extent that it is established that the Purchaser is so liable. The Vendor is not required to exhaust all remedies against the Purchaser prior to proceeding against Glacier under this guarantee. In no event shall the liability of Glacier to the Vendor hereunder be greater than that of the Purchaser to the Vendor hereunder.

2.07 TAXES

     The Purchaser shall pay any sales, use, transfer, excise, stamp or other similar taxes imposed by reason of the sale of the Shares, excluding, for greater certainty, any income taxes, capital or capital gains taxes of the Vendor, pursuant to this Agreement and any deficiency, interest or penalty with respect to such taxes.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01 VENDOR'S REPRESENTATIONS AND WARRANTIES

     (1) The Vendor represents and warrants to the Purchaser that, except as disclosed in the Disclosure Letter:

          (a)  The Vendor is the beneficial and registered owner of the Shares.

          (b) The Vendor is a corporation duly incorporated and validly subsisting under the Applicable Laws of its jurisdiction of formation, with the corporate power to own its assets and to carry on its business.

          (c) The Vendor has good and sufficient power, authority and right to enter into, deliver and perform its obligations under this Agreement and the Ancillary Agreements and the Vendor has the power, authority and right to transfer the legal and beneficial title and ownership of the Shares and the Real Estate Company Shares to the Purchaser free and clear of all Encumbrances.

          (d) The execution, delivery and performance of this Agreement and the Ancillary Agreements has been duly authorized by all necessary corporate action on the part of the Vendor, and each of this Agreement and the Ancillary Agreements constitutes a valid and legally binding obligation of the Vendor enforceable against the Vendor in accordance with their terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

          (e) There is no contract, option or any other right of another binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares or the Real Estate Company Shares other than pursuant to the provisions of this Agreement.

          (f) The entering into and the delivery of this Agreement and the completion of the transactions contemplated hereby by the Vendor will not result in the violation or breach of:

               (i) any of the provisions of the constating documents of the Vendor, the Corporation, any of the Subsidiaries or the Real Estate Companies; or

               (ii) any Contract to which the Vendor, the Corporation, any of the Subsidiaries or the Real Estate Companies is a party except where such violation would not have a Material Adverse Effect.

          (g) Other than Competition Act Compliance, no Authorizations of any Governmental Entity are required to be obtained by the Vendor in connection with the execution, delivery or performance by the Vendor of the Agreement or the Ancillary Agreements except where the failure to so obtain would not have a Material Adverse Effect.

          (h)  The Vendor is not a non-resident Person within the meaning of section 116 of the Income Tax Act (Canada).

          (i) At Closing, the Corporation's sole assets will consist of (i) 158,909,495 HCNLP Units; (ii) 100 common shares of HCN GP; (iii) 100 common shares of Eco Log; (iv) 10,000 Class A common shares and 400 Class B preferred shares of KCN; and (v) a beneficial interest in certain real estate.

          (j) At Closing, the Corporation will have no liabilities and will have carried on no active business operations.

          (k) The Corporation is a corporation incorporated and subsisting under the laws of Nova Scotia, with the corporate power to own its assets and to carry on its businesses. Each of the Subsidiaries and Real Estate Companies is incorporated or formed and subsisting under the Applicable Laws of its jurisdiction of incorporation or formation, with the corporate or legal power, as the case may be, to own its assets.

          (l) The authorized share capital of the Corporation consists of 100,000 common shares without nominal or par value, of which only the Shares are issued. The Shares are validly issued and outstanding as fully paid and non-assessable.

          (m) The name, jurisdiction of formation, jurisdictions in which they carry on business, authorized capital, issued and outstanding capital, the owners of record of Equity Securities (except for the HCNLP Units held other than by the Corporation) of each of the Subsidiaries and the Real Estate Companies is as set forth in
               Schedule 3.01(1)(m). To the knowledge of the Vendor, the outstanding Equity Securities of each of the Subsidiaries and the Real Estate Companies are issued and outstanding as fully paid and non-assessable. All of the Equity Securities of the Subsidiaries held by the Corporation, and of the Real Estate Companies held by the Vendor are owned free and clear of all Encumbrances. There are no contractual obligations binding on the Corporation, the Vendor, or any of the Subsidiaries with respect to the voting of any outstanding Equity Securities of any of the Subsidiaries or either of the Real Estate Companies. To the knowledge of the Vendor, the Dormant Subsidiaries have no material assets or liabilities.

          (n) To the knowledge of the Vendor, the Subsidiaries and the Real Estate Companies do not hold any Equity Securities, direct or indirect, in any Person other than the Subsidiaries and the Dormant Subsidiaries.

          (o) There is no contract, option or any other right of any Person binding upon any of the Subsidiaries or either of the Real Estate Companies to: (i) issue any unissued Equity Securities; (ii) create any additional class of Equity Securities; (iii) sell transfer, assign, pledge, charge, mortgage or in any other way dispose of or Encumber any of the Equity Interests of any of the Subsidiaries; or (iv) repurchase, redeem or otherwise acquire any Equity Securities.

          (p) The unaudited consolidated financial statements of HCNLP, KCN and Eco Log, consisting of a balance sheet as at the Reference Balance Sheet Date and statement of operations for the nine month period ended on the Reference Balance Sheet Date (hereinafter collectively referred to as the "Financial Statements") copies of which are attached hereto as Schedule 3.01(1)(p), have been prepared in accordance with GAAP, except that there are no notes thereto or any prior year comparative financial statements, and fairly present in all material respects the consolidated financial condition of HCNLP, KCN and Eco Log, as the case may be, as of the dates thereof and the consolidated results of operations of HCNLP, KCN and Eco Log, as the case may be, for the periods covered on a consolidated basis.

          (q) The unaudited consolidated financial statements of HCNLP, KCN and Eco Log, consisting of a balance sheet as at December 31, 2004 and statement of operations for the year ended December 31, 2004 (hereinafter collectively referred to as the "Year End Financial Statements"), copies of which are attached hereto as Schedule 3.01(1)(q), have been prepared in accordance with GAAP, except that there are no notes thereto or any prior year comparative financial statements, and fairly present in all material respects the consolidated financial condition of HCNLP, KCN and Eco Log, as the case may be, as of the dates thereof and the consolidated results of operation, of HCNLP, KCN and Eco Log, as the case may be, for the periods covered on a consolidated basis.

          (r) The only management fees paid or payable by any Subsidiary to Persons other than the Subsidiaries are paid to Hollinger Canadian Publishing Holdings Co.

          (s) The businesses of the Subsidiaries have been carried on in the Ordinary Course in all material respects since the Reference Balance Sheet Date and, since that date, no Subsidiary has entered into any material transaction out of the Ordinary Course. Without limited the generality of the foregoing, since the Reference Balance Sheet Date:

               (i) to the knowledge of the Vendor, there has been no Material Adverse Change in the affairs, operations or condition of each of the Subsidiaries;

               (ii) no dividends have been declared or paid, and no other distribution on any Equity Securities has been made, by any of the Subsidiaries;

               (iii) to the knowledge of the Vendor, no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is, either individually or in the aggregate, material to the

                    Subsidiaries on a consolidated basis, has been incurred other than in the Ordinary Course;

               (iv) there has been no material change in the accounting methods of any Subsidiary;

               (v) other than in the Ordinary Course, there has not been any material increase in or modification of the compensation payable or to become payable by any of the Subsidiaries to any of their respective employees or independent contractors, or any grant to any such employees or independent contractors of any material increase in severance or termination pay or any material increase or modification of any bonus, pension, insurance or benefit arrangement made to, for or with any of such employees or independent contractors;

               (vi) there has not been any material increase in management fees paid by HCNLP to Hollinger International or any Affiliate;

               (vii) to the knowledge of the Vendor, none of the Subsidiaries or
                    Real Estate Companies has made any capital expenditures, in the case of any single capital expenditure, in excess of $100,000 and, in the case of all capital expenditures, in excess of $500,000 in the aggregate;

               (viii) to the knowledge of the Vendor, none of the Subsidiaries or Real Estate Companies has sold or otherwise disposed of any material fixed or capital assets;

               (ix) none of the Subsidiaries or Real Estate Companies has suffered or incurred any material damage, destruction or loss, whether or not covered by insurance;

               (x) none of the Subsidiaries has adopted or materially amended any Benefit Plan;

               (xi) none of the Subsidiaries or Real Estate Companies is
                    obligated to make any payments to (as salary or other compensation) any director or officer, except to the extent that such Person is an employee of the respective entity; or

               (xii) to the knowledge of the Vendor, none of the Subsidiaries or
                    Real Estate Companies has agreed to do any of the foregoing.

          (t) The Real Estate Companies carry on the business of holding Owned Properties as bare trustee for the Corporation and the Subsidiaries, and have no employees or other assets or liabilities.

          (u) Each of the Subsidiaries and each of the Real Estate Companies have filed or caused to be filed, within the times and in the manner prescribed by Applicable Law, all material federal, provincial, local and foreign Tax returns and Tax reports which are required to be filed by or with respect to it. The information contained in such returns and reports is materially correct and complete and, to the knowledge of the Vendor, such returns and reports are materially true and complete and reflect accurately all material liability for taxes of each of the Subsidiaries and each of the Real Estate Companies as the case may be, for the periods covered thereby. Except for any Taxes arising from implementation of the Glacier Pre-Closing Reorganization Steps, the Subsidiaries and the Real Estate Companies have no material liability, obligation or commitment for the payment of Taxes, except such as are disclosed in the Financial Statements or such Taxes not yet due as have arisen since the date of the Reference Balance Sheet in the Ordinary Course, and the Subsidiaries and the Real Estate Companies are not in arrears with respect to any required withholdings or instalment payments of any Tax and have not filed any waiver for their respective taxation year under the ITA or any other legislation imposing Tax on the Subsidiaries or the Real Estate Companies, as the case may be. There are no outstanding agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or re-assessment of Tax or the filing of any Tax return by, or any payment of any Tax by the Subsidiaries or either of the Real Estate Companies and no notice of assessment or reassessment has been received and to the knowledge of the Vendor, no examination of any Tax return of any of the Subsidiaries or either of the Real Estate Companies is currently in progress. There are no claims, actions, suits or proceedings pending, or to the knowledge of the Vendor, threatened against any of the Subsidiaries or either of the Real Estate Companies relating to Taxes and the Vendor knows of no valid basis for any such claim, action, suit or proceeding. Each of the Subsidiaries and either of the Real Estate Companies has withheld from each payment made by it the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under Applicable Law.

          (v)  All Material Contracts of the Subsidiaries are identified in
               Schedule 3.01(1)(v). To the knowledge of the Vendor, none of the Subsidiaries or Real Estate Companies is in, or alleged to be in, default or breach of any Material Contract to which it is a party where such default or breach would constitute a Material Adverse Effect.

          (w) None of the Subsidiaries is a party to or bound by any guarantee, support, indemnification, assumption, surety or similar obligation with respect to the obligation, liabilities (contingent or otherwise) or indebtedness of any Person of a material nature as of the date hereof.

          (x) To the knowledge of the Vendor, no Subsidiary is as of the date hereof indebted to, or has any outstanding loan to, any officer, director, employee, shareholder or any other person with whom such person is not dealing at arm's length (within the meaning of the ITA) or any affiliate of any of the foregoing, except as disclosed in the Financial Statements and except for usual compensation paid in the Ordinary Course.

          (y) To the knowledge of the Vendor, except for Contracts or agreements made solely between Subsidiaries and except for contracts of employment, as of the date hereof no Subsidiary is a party to any contract or agreement with any officer, director, employee, shareholder or any other Person with whom any Subsidiary is not dealing at arm's length (within the meaning of the ITA) or any Affiliate of any of the foregoing.

          (z) To the knowledge of the Vendor, no Subsidiary is a party to or bound by any confidentiality, secrecy or non-disclosure Contract or any Contract materially limiting its freedom to engage in any line of business or compete with any other Person.

          (aa) To the knowledge of the Vendor, neither the Corporation nor any Subsidiary has any commitment to acquire any Equity Securities of any Person or to acquire or lease any business operations, real property or assets, which assets would be considered material to the Corporation or any Subsidiary.

          (bb) To the knowledge of the Vendor, the assets of each of the Subsidiaries include sufficient rights and property reasonably necessary for the conduct of its business, as currently carried on in the Ordinary Course, in all material respects.

          (cc) The buildings, plants, structures, equipment and other tangible personal property of each of the Subsidiaries and each of the Real Estate Companies which comprise the Owned Properties are as of the date hereof in satisfactory operating condition and repair having regard to their use and age, normal wear and tear excepted.

          (dd) Schedule 3.01(1)(dd) contains a list of all leases, offers to lease, agreements in the nature of a lease for real property to which any of the Subsidiaries is a party as lessee, (the "Leases") setting out, in respect of each Lease, a description of the leased premises (by municipal address and proper legal description, if available), the term of the Lease, the basic rent payable under the Lease, the offers to lease, or any rights of renewal and the term thereof, and any restrictions on assignment or a change of control. To the knowledge of the Vendor, each Lease is in good standing and is in full force and effect without amendment, except as disclosed in Schedule 3.01(1)(dd). With respect to each Lease, to the knowledge of the Vendor: (i) all rents and additional rents have been paid in accordance with the provisions of the applicable Lease; (ii) no waiver or postponement of the lessee's obligations has been granted by the lessor; (iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would constitute a default by the lessee under the Lease; and
               (iv) all of the covenants to be performed by the lessee under the Lease have been performed in all material respects.

          (ee) Schedule 3.01(1)(ee) contains a list, by owner, of all real property and premises (the "Owned Properties") owned legally and beneficially by any of the Corporation and the Subsidiaries and either of the Real Estate Companies, including a description of the owned real property or premises by municipal address and legal description. Each of the Corporation and the Subsidiaries and each of the Real Estate Companies has good and marketable legal or beneficial title, as the case may be, to their respective Owned Properties free and clear of all Encumbrances except for Permitted Encumbrances. To the Vendor's knowledge, the use of the Owned Properties do not violate any registered restrictive covenant. The Vendor has not received written notice of any condemnation or expropriation proceeding pending or threatened against any of the Owned Properties. The Vendor has not received written notice of any outstanding work orders from any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person in respect of any Owned Property.

          (ff) There is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement for the purchase from any of the Subsidiaries or either of the Real Estate Companies of its assets other than in the Ordinary Course.

          (gg) Except in relation to commercially available off-the-shelf-software, as of the date hereof none of the Subsidiaries is a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee of a material nature.

          (hh) The Disclosure Letter contains a list of all employees of each of the Subsidiaries as at November 21, 2005, identifying the employer and the name of the employee.

          (ii) To the knowledge of the Vendor, as of the date hereof, each of the Subsidiaries is in compliance with Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours of work, except where non compliance would not have a Material Adverse Effect.

          (jj) To the knowledge of the Vendor, no Subsidiary is engaged in any unfair labour practice. To the knowledge of the Vendor, as of the date hereof no unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against any of the Subsidiaries.

          (kk) The Disclosure Letter contains a list of all collective agreements to which any of the Subsidiaries is subject with respect to any of their respective employees and of all collective bargaining agreements which are as of the date hereof being negotiated by any of the Subsidiaries with respect to any of their respective employees. To the knowledge of the Vendor, no Subsidiary is subject to any application for certification or threatened or apparent union organizing campaign for employees not covered under a collective bargaining agreement nor any current or pending labour strikes, work slowdowns or work stoppages.

          (ll) No employee of any of the Subsidiaries has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Applicable Law from the employment of an employee without an agreement as to notice or severance.

          (mm) The Disclosure Letter sets forth a list of agreements between any of the Subsidiaries and any consultant or independent contractor as of the date hereof who is entitled to annual compensation greater than $100,000 or whose agreement can not be terminated without pay upon a maximum of six months notice.

          (nn) To the knowledge of the Vendor, there are no actions, suits, proceedings, arbitrations or investigations (whether or not purportedly on behalf of the any of the Subsidiaries) pending or threatened against any of the Subsidiaries or their respective business or assets, whether or not insured which, if determined against the Subsidiary would have a Material Adverse Effect. To the knowledge of the Vendor, no Subsidiary is subject to any judgment, order or decree entered in any lawsuit or proceeding of a material nature and no Subsidiary is the plaintiff or complainant in any action, suit or proceeding of a material nature.

          (oo) Each of the Subsidiaries and each of the Real Property Companies and their respective businesses, operations, and properties as of the date hereof:

               (i) is in material compliance with all Environmental Laws and is not, to its knowledge, the subject of any outstanding written order from any Governmental Entity alleging a violation of any Environmental Law which would have a Material Adverse Effect;

               (ii) has not received any order, request or notice from any person alleging a material violation of any Environmental Laws;

               (iii) is not a party to any litigation or administrative
                    proceeding nor, to the knowledge of the Vendor, is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges a material violation of any Environmental Laws;

          (pp) To the knowledge of the Vendor, each of the Subsidiaries is conducting its business in compliance with their respective constating documents and all Applicable Laws, except where non-compliance would not have a Material Adverse Effect, and is duly licensed, registered or qualified, and possesses all permits, license registration qualifications and quotas to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing except, in each case, where failure to do so would not have a Material Adverse Effect.

          (qq) Except where failure to do so would not have a Material Adverse Effect, all Intellectual Property necessary and material for the proper carrying on of the Business by the Subsidiaries as of the date hereof is either: (i) validly and beneficially owned by the Subsidiary free of all Encumbrances except Permitted Encumbrances; or (ii) licensed to or otherwise in the lawful use and possession of the Subsidiary, as the case may be. To the knowledge of the Vendor, the conduct of the Subsidiaries does not as of the date hereof infringe upon the Intellectual Property of any other person where such infringement would have a Material Adverse Effect. There has not been any claim in writing by any Person challenging the right of any Subsidiary to use the mastheads or names used in their respective publications as of the date hereof.

          (rr) The Disclosure Letter contains a list of all material unresolved claims under the insurance policies of Hollinger International in respect of the Corporation and the Subsidiaries.

     (2) Hollinger International represents and warrants to the Purchaser that, except as disclosed in the Disclosure Letter:

          (a) Hollinger International is incorporated, organized and existing under the laws of the jurisdiction of its incorporation, and Hollinger International has good and sufficient power, authority and right to enter into and deliver this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, Hollinger International, enforceable against Hollinger International in accordance with its terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

          (c) Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Hollinger International will result in the violation of:

               (i) any of the provisions of the constating documents or by-laws of Hollinger International; or

               (ii) any Contract to which Hollinger International is a party or is bound except where such violation would not have a material adverse effect on the ability of Hollinger International to carry out its obligations hereunder.

          (d) Other than Competition Act Compliance, no Authorizations of any Governmental Entity are required to be obtained by Hollinger International in connection with the execution and delivery or performance by Hollinger International of this Agreement or the Ancillary Agreements except where the failure to so obtain would not have a material adverse effect on the ability of Hollinger International to carry out its obligations hereunder.

3.02 SURVIVAL OF VENDOR'S AND HOLLINGER INTERNATIONAL'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Vendor and Hollinger International set forth in this Agreement shall survive the completion of the sale and purchase of the Shares and the Real Estate Company Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for a period of 24 months from the Closing Date, except that:

          (a) the representations and warranties of the Vendor relating to Taxes set forth in Section 3.01(1)(u) shall continue in full force and effect for the benefit of the Purchaser until 60 days after the expiration of the period during which, in the absence of any waiver or other document extending such period (other than a waiver or other document that has been filed on or prior to the Closing Date or filed after the Closing Date with the written consent of the Vendor, such consent not to be unreasonably withheld), an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax laws in respect of such Tax issue could be issued under such Tax laws; and

          (b) the representations and warranties of the Vendor set out in Sections 3.01(1)(a), 3.01(1)(c), 3.01(1)(d) and 3.01(1)(e) shall continue in full force and effect for the benefit of the Purchaser for a period of 60 months following the Closing Date.

     (2) The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.03 PURCHASER'S REPRESENTATIONS AND WARRANTIES

     (1) The Purchaser and Glacier represent and warrant to the Vendor that:

          (a) Each of the Purchaser and Glacier is a corporation duly incorporated and validly subsisting under the federal laws of British Columbia (in the case of the Purchaser) and Canada (in the case of Glacier).

          (b) The Purchaser and Glacier have good and sufficient power, authority and right to enter into, deliver and perform their respective obligations under this Agreement and the Ancillary Agreements.

          (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements has been duly authorized by all necessary corporate action on the part of the Purchaser and Glacier, and this Agreement and the Ancillary Agreements constitute a valid and legally binding obligation of each of the Purchaser and Glacier, enforceable against the Purchaser and Glacier in accordance with their terms subject to general principles of equity and to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

          (d) The Purchaser and Glacier are Canadian within the meaning of the Investment Canada Act (Canada).

          (e) Other than Competition Act Compliance and certain orders of the Toronto Stock Exchange and securities regulatory bodies in Canada, the Purchaser and Glacier are not under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and no Authorizations of, or notifications to, any Governmental Entity are required to be obtained by the Purchaser or Glacier in connection with the execution, delivery or performance by the Purchaser or Glacier of this Agreement or the Ancillary Agreements.

3.04 SURVIVAL OF PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1) The representations and warranties of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of 24 months from the Closing Date.

     (2) The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

3.05 INVESTIGATIONS

     The Purchaser and Glacier are knowledgeable about the industries in which the Subsidiaries operate and are experienced in the acquisition and management of businesses. The Purchaser and Glacier and their Representatives have been afforded reasonable access to the Books and Records, Material Contracts, facilities and personnel of the Subsidiaries for purposes of conducting a due diligence investigation of the Subsidiaries. The Purchaser and Glacier have conducted a reasonable due diligence investigation of the Subsidiaries and their respective businesses.

3.06 NO INDUCEMENT OR RELIANCE; INDEPENDENT ASSESSMENT

     (1) The Purchaser and Glacier have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Vendor or Hollinger International (or their Affiliates or Representatives) that are not expressly set forth herein (including the Disclosure Letter), whether or not any such representations, warranties or statements were made in writing or orally.

     (2) The Purchaser and Glacier acknowledge that none of Hollinger International, the Vendor or their Affiliates or Representatives has made any representation or warranty, express or implied, as to the prospects of the Corporation, the Subsidiaries, the Real Estate Companies or their respective businesses for the Purchaser or Glacier or with respect to any forecasts, projections or business plans made available to the Purchaser or Glacier in connection with the Purchaser's or Glacier's review of the Subsidiaries and their respective businesses.

3.07 RELEASE

     From and after the expiry of the time periods referred to in Sections 3.02 and 3.04 (as applicable), each Party releases and forever discharges each other Party from any and all claims, demands, causes of action, liabilities, obligations, costs and damages of any nature whatsoever which the Party may have in respect of or in any way arising out of any inaccuracy in or breach of any representation or warranty contained in this Agreement, except for (and only to the extent of) any claim in respect of which the Party making the claim has provided notice to the Party making that representation and warranty in accordance with Section 6.01(7) prior to the expiry of those time limits and in respect of which any applicable limitation period imposed by Applicable Law has not expired and, in that event, only on the terms and conditions of and to the extent provided for in Article 6.

3.08 KODIAK AND REAL ESTATE WEEKLY

     The Purchaser and Glacier have received knowledge of: (i) the potential for CanWest to cease printing certain publications at Kodiak; and (ii) the potential termination of the distribution arrangements in respect of Real Estate Weekly. The representations and warranties of the Vendor and Hollinger International contained therein are qualified by such knowledge and the Purchaser and

Glacier unconditionally and irrevocably waive any right to make any claim under this Agreement or otherwise in respect of or in any way relating to such matters.

              ARTICLE 4 - COVENANTS RELATING TO CONDUCT OF BUSINESS

4.01  CONDUCT OF THE BUSINESS PRIOR TO CLOSING BY VENDOR

     (1) The Vendor hereby covenants and agrees that, from the date hereof until the Closing Date, unless otherwise contemplated hereby or consented to in writing by the Purchaser (which consent will not be unreasonably withheld or delayed, provided that the Purchaser shall be required to respond to the Vendor within five Business Days after receipt of written notice requesting approval from the Vendor with respect to any such action, and, if the Purchaser does not respond within such time period, such lack of response shall be deemed to constitute written approval of the Purchaser with respect to any such action), the Vendor will cause the Corporation, the Subsidiaries and the Real Estate Companies (collectively, the "Restricted Entities") to be operated in the Ordinary Course. Without limiting the generality of the foregoing, the Vendor shall not, and shall cause the Restricted Entities not to, except to the extent required by Applicable Law:

          (a) amend the constating documents of the Restricted Entities (provided, that the Restricted Entities shall be permitted to amend such documents for the purpose of removing the "Hollinger" name from the name of the Restricted Entities or for the purpose of effecting the transactions contemplated by this Agreement);

          (b) authorize for issuance, issue, grant, sell, pledge, dispose of any Equity Securities, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any Equity Securities of the Restricted Entities including, but not limited to, any securities convertible into or exchangeable for Equity Shares of the Restricted Entities;

          (c) split, combine or reclassify any Equity Securities of the Restricted Entities or redeem, purchase or otherwise acquire or offer to acquire any Equity Securities of the Restricted Entities;

          (d) permit the Restricted Entities to: (i) assume, guarantee, endorse, support, indemnify or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any Person; (ii) make any capital expenditures or make any loans, or advances to any other Person (other than for customary travel, relocation or business advances or loans to employees in each case in the ordinary course of business) in excess of $75,000 in any individual transaction or in any series of related transactions;
               (iii) lend money to, or borrow from, any current or former officer, director, employee, shareholder or non-arm's length person or any affiliate of the foregoing except for usual compensation in the Ordinary Course; (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, (A) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (B) any assets that would be, individually or in the aggregate, material to the Restricted Entities, other than in the Ordinary Course; or (v) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets other than (A) in the Ordinary Course, and (B) Permitted Encumbrances and (C) transfers of assets as part of the Glacier Pre-Closing Reorganization Steps or the Hollinger Pre-Closing Reorganization Steps;

          (e) increase in any material respect the remuneration or employee benefits of any current or former consultants, independent contractors and employees of the Restricted Entities, and the beneficiaries and dependants thereof, other than increases made in the Ordinary Course or as required by any agreement or any Benefit Plan in effect on the date hereof or as required by Applicable Law;

          (f) other than as specified herein, and other than in the Ordinary Course, enter into or propose to enter into any Contract (or any series of related Contracts), or amend any Material Contract: (i) to create an obligation for a term of over one year; or (ii) to create an obligation involving an aggregate value of more than $75,000 over a twelve (12) month period;

          (g) enter into any collective bargaining agreement relating to any employees of the Restricted Entities;

          (h) repay or prepay any liability or obligation in excess of $75,000 prior to its stated maturity except for those required hereunder;

          (i) waive any material claims or rights relating to any of the assets of the Restricted Entities;

          (j) declare or pay any dividend or similar distribution except to the extent contemplated by the Hollinger Pre-Closing Reorganization Steps; or

          (k) authorize, or commit or agree to take any of the foregoing prohibited actions.

     (2) For greater certainty, nothing contained in this Article 4 including, without limitation, the restrictions in Section 4.01(1), shall in any way restrict or prevent the Vendor or the Restricted Entities from taking or refraining to take any action considered reasonably necessary, in the sole judgement of the Vendor or any Restricted Entity to, from time to time: (i) comply with any duties owed to the holders of any interest in any of the Subsidiaries or Persons in which the Corporation or any Subsidiary has an investment; (ii) comply with any term or condition of any Contract to which any of the Vendor, the Corporation or any Subsidiary is a party other than with respect to any right of first refusal under the CanWest Agreement or any other agreement; (iii) address emergency situations where capital or other expenditures are reasonably required in order to mitigate loss or potential loss to the Vendor, the Corporation or any Subsidiary; (iv) declare or pay any dividend or other distribution contemplated by the Hollinger Pre-Completion Reorganization Steps; or (v) effect the Hollinger Pre-Closing Reorganization Steps. Furthermore, nothing contained herein shall in any way restrict or prevent the termination or unwinding, in each case, of any inter-company arrangements to which the Corporation or any Subsidiary is a party and involving other members of the Hollinger Group of entities, and all transactions reasonably incidental thereto.

4.02 APPROPRIATE ACTION; CONSENTS; FILINGS

     (1) Upon the terms and subject to the conditions set forth herein, from the date hereof until the Closing Date, the Vendor and the Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated herein as promptly as practicable, including: (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated herein, and to carry out fully the purposes of this Agreement; (ii) identifying and making all necessary registrations, declarations, notices or filings (each a "Filing") with any Governmental Entity as is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, and thereafter making any other required submissions, with respect to the transactions contemplated hereby including any Filing required under the Competition Act, and any other Applicable Law; and (iii) obtaining all consents, waivers, approvals, licenses, permits, orders or authorizations (each, a "Consent") of any Governmental Entity necessary for the consummation of the transactions contemplated herein; provided, however, that the Vendor shall not be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party. In addition to the foregoing, the Purchaser agrees to provide such information and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party whose consent or approval is sought in connection with the transactions contemplated herein. The Purchaser and the Vendor shall cooperate with each other in connection with the making of any Filings in accordance with this Section 4.02(1), including providing copies of all such documents to the non-filing Party and its advisors prior to filing and implementing all reasonable additions, deletions or changes suggested in connection therewith. All reasonable fees and costs incurred in connection with the Filings pursuant to this Section 4.02 shall be paid by the Purchaser (including fees for any Competition Act filings) and all reasonable fees and costs incurred for obtaining the Consents should be borne by the Vendor. The Vendor and the Purchaser shall furnish to each other all information required for any application or other Filing to be made pursuant to any Applicable Law in connection with the transactions contemplated hereby.

     (2) In furtherance of and not in limitation of the provisions of Section 4.02(1) the Purchaser and the Vendor will as soon as practicable following the execution and delivery of this Agreement, to the extent required, prepare and provide submissions to the Commissioner of Competition, including a request for a no-action letter and an application for an Advance Ruling Certificate and promptly furnish any additional information requested by either the Purchaser, the Vendor or the Commissioner of Competition. In addition, if requested by the Purchaser, the Vendor or the Commissioner, the Purchaser and the Vendor shall file a short-form pre-merger notification

(or, if requested by the Commissioner, a long-form pre-merger notification) pursuant to the Competition Act. Each of the Vendor and the Purchaser will advise the other of any communications it has with the Competition Bureau in connection with the Competition Act and will permit the other to participate in or review any such communication. The Purchaser shall give to the Vendor notice of Competition Act Compliance promptly (and in any event within two Business
Days) following receipt by the Purchaser of evidence thereof.

     (3) Prior to Closing, the Vendor shall, and shall cause the Corporation to, use commercially reasonable efforts to obtain all consents and waivers from third parties in respect of contracts and other obligations, in each case, of the Corporation, any Subsidiary or the Real Estate Companies to the extent such contracts and other obligations require such consents and waivers as a result of the transactions contemplated hereby. The Vendor shall be responsible for all costs and expenses in connection with the foregoing and the Purchaser shall use its reasonable efforts to provide cooperation and assistance in this regard including providing to any such third party all necessary evidence (including financial information) and agreeing to enter into guarantees or similar arrangements in favour of any such third party, in each case, as required by any such third party in order to secure the necessary consents and waivers, but only to the extent that such guarantees or arrangements were provided by Vendor to the beneficiary thereunder under the applicable Contract. From and after the Closing, the Purchaser shall be responsible for obtaining all consents and waivers referred to above at its expense and the Vendor will use reasonable efforts to assist the Purchaser with respect thereto.

     (4) From the date hereof until the Closing Date, the Vendor and the Purchaser shall promptly notify each other in writing of any pending or, to the knowledge of the Vendor or the Purchaser, as applicable, threatened action, proceeding or investigation by any Governmental Entity or any other Person: (i) challenging or seeking damages in connection with the transactions contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit the right of the Purchaser to own all or any portion of the Shares or the Real Estate Company Shares. The Vendor and the Purchaser shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

     (5) From and after the date hereof, and at all times following Closing, the Purchaser and Glacier shall, and shall cause the Corporation and the Subsidiaries to, provide all necessary cooperation and assistance to the Vendor and make available all personnel requested by the Vendor in connection with any proceeding or enquiry by or before any Governmental Entity in connection with the operation of the Business or the activities of the Corporation and any Subsidiary or in connection with any third party claim including, without limitation, any claim in respect of the Special Indemnities, brought against or involving the Corporation, the Purchaser, Glacier or any Subsidiary. The Vendor shall reimburse the Purchaser for its reasonable out-of-pocket expenses in connection with the foregoing.

4.03 PRESERVATION OF BOOKS AND RECORDS

     (1) Promptly after Closing, the Vendor shall deliver or cause to be delivered to the Purchaser all material Books and Records in its possession, provided that the Vendor shall be entitled to retain copies thereof. To the extent that such information is held in electronic form, the Vendor does not hereby convey any rights to the Purchaser in any underlying software.

     (2) For a period of six (6) years from the Closing Date, Glacier and the Purchaser shall use its reasonable efforts to preserve and retain, or cause the Corporation, the Real Estate Company and the Subsidiaries to preserve and retain, all material Books and Records relating to the Corporation and the Subsidiaries and the conduct of the Business prior to the Closing. The Purchaser and Glacier shall not, at any time, dispose of or destroy any of the material Books and Records without first offering to turn over possession thereof to the Vendor by written notice to the Vendor at least sixty (60) days prior to the proposed date of such disposition or destruction provided that the Vendor shall pay all costs with respect thereto and to the extent that such information is in electronic form, the Purchaser will not convey any rights to the Vendor in any underlying software.

     (3) At any time for a period of six (6) years from the Closing Date and thereafter in the event that either Party has issued an Indemnification Notice to the other Party, or the Vendor requires access to such Books and Records in connection with any aspect of the Special Indemnities, any request or enquiry by any Governmental Entity:

          (a) the Purchaser and Glacier shall allow the Vendor and its Representatives access to all Books and Records at the Vendor's request and on reasonable notice and at reasonable times at Glacier's principal place of business or at any location where any Books and Records are stored, and the Vendor and its Representatives shall have the right at its own expense to make copies of any Books and Records; provided, however, that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the business of the Corporation or the Subsidiaries; and

          (b) the Purchaser and Glacier shall, or shall cause the Corporation and/or the Subsidiaries to, make available to the Vendor at the Vendor's request and cost and upon reasonable notice and at reasonable times and upon written request: (i) the Corporation's and the Subsidiaries' personnel to assist the Vendor in locating and obtaining any Books and Records; and (ii) any of the Corporation's and the Subsidiaries' personnel whose assistance or participation (including as witnesses) is reasonably required by the Vendor or any of its Affiliates in anticipation of, or preparation for, existing or future litigation or other matters in which the Vendor or any of its Affiliates are involved, including in connection with the preparation of any report or Tax Return to be filed by the Vendor under Applicable Law or otherwise or for the purposes of responding to or defending against any action, suit, proceeding, audit, investigation or claim in respect of any Taxes arising prior to the Closing Date relating to the Corporation or the Subsidiaries.

     (4) The Vendor and Hollinger International shall maintain the confidentiality of any information (other than information that is already in the public domain) received from the Purchaser as a result of its access to the Books and Records under this Section 4.03 and, except as otherwise authorized by the Purchaser, will not disclose to any third party (except as may be required by Applicable Law or in any suit, action or proceeding involving the Vendor or Hollinger International) any such information.

4.04 TAX MATTERS

     (1) The Vendor shall timely prepare and file or cause the Corporation and the Subsidiaries to timely prepare and file all Tax Returns of the Corporation and the Subsidiaries that are required to be filed on or before the Closing Date. The Vendor shall prepare all Tax Returns of the Corporation and the Subsidiaries that are required to be filed after the Closing Date in respect of periods beginning before and ending before or on the Closing Date. The Purchaser shall prepare any Tax Return of HCNLP for a period beginning January 1, 2006 and the Vendor shall provide the Purchaser with such assistance as the Purchaser reasonably requests in the connection with the preparation of such Tax Returns. Except to the extent otherwise required by Applicable Law, all such Tax Returns shall be prepared in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns. The Vendor or the Purchaser, as the case may be, shall provide the Purchaser or Vendor, as the case may be, with a draft of all such Tax Returns that it prepared, or caused to be prepared, at least twenty-one (21) days prior to the filing deadline(s) for such Tax Returns for the review and approval of the Purchaser, the Corporation or the applicable Subsidiary, or for the review and approval of the Vendor, as the case may be, which approval shall not be unreasonably withheld. The Purchaser and Glacier shall, and shall cause the Corporation and Subsidiaries to, not withhold approval to the filing of a Tax Return prepared, or caused to be prepared, by the Vendor if there is a reasonable basis for the filing positions implicitly or expressly contained therein and shall cause an authorized person of the Corporation or the applicable Subsidiary, as the case may be, to execute and file all such approved Tax Returns, except where under Applicable Law, an authorized person of the Vendor may execute and file such Tax Return. The Vendor shall not withhold approval to the filing of a Tax Return of HCNLP prepared, or caused to be prepared, by the Purchaser if there is a reasonable basis for the filing positions implicitly or expressly contained therein.

     (2) After the Closing, the Purchaser and Glacier shall provide, and cause the Corporation and the Subsidiaries to provide, to the Vendor such information and assistance as is reasonably requested by the Vendor for the purposes of preparing the Tax Returns referred to in Section 4.04(1) and determining the Vendor's (or its Affiliates) liability for Taxes, including the availability to the Vendor (or its Affiliates) of any foreign tax credits in respect of the Corporation and the Subsidiaries. Without limiting the generality of the foregoing, the Purchaser and Glacier shall provide to the Vendor copies of any Tax Returns of the Corporation and the Subsidiaries that are filed after the Closing in respect of periods that end on or before the Closing Date or that include the Closing Date no later than ten (10) days after the filing of such Tax Returns.

     (3) After the Closing, each Party shall provide to the other Parties, at such other Parties' expense, such information and assistance as is reasonably requested by the other Parties for the purpose of completing and filing any Tax Returns, claiming any refunds or credits and responding to, defending against or conducting any action, suit, proceeding, audit, investigation or claim in respect of Taxes.

     (4) Except to the extent required by Applicable Law, the Purchaser and Glacier shall not, and shall cause the Corporation, the Subsidiaries and the Purchaser's Affiliates to not, without the prior written consent of the Vendor, which shall not be unreasonably withheld, amend, rescind or refile any Tax Return or election filed by or in connection with the Corporation or the Subsidiaries, or settle any audit, examination or other proceeding in connection with Taxes of or with respect to the Corporation or the Subsidiaries for any period, or portion thereof, ending on or before the Closing Date or waive any assessment periods.

     (5) After the Closing Date the Vendor shall exercise at its expense, complete control over the handling, disposition and settlement of any audit, investigation or similar proceeding in respect of any Taxes due or payable by the Corporation or any Subsidiary for which the Vendor may be liable or against which the Vendor may be required to indemnify the Purchaser. The Purchaser and Glacier shall notify the Vendor in writing promptly upon receiving written notice of any such audit, investigation or similar proceeding and shall provide to the Vendor, at the Vendor's expense, such information and assistance as is reasonably requested by the Vendor in respect thereof. The Vendor shall promptly notify the Purchaser if, in connection with any such audit, investigation or similar proceeding, any Governmental Entity proposes in writing to make any assessment, reassessment, determination or adjustment or to take any other action in respect to Taxes due or payable by the Corporation or any Subsidiary which could affect the Corporation or the Subsidiary following the Closing Date. The Vendor shall not, without the written consent of the Purchaser which consent shall not be unreasonably withheld, settle, compromise or otherwise dispose of any audit, investigation or similar proceeding on terms that may affect Taxes of the Corporation or any Subsidiary for a period ending after the Closing Date.

     (6) The Purchaser and Glacier shall not initiate or cause the Subsidiaries to initiate any Income or Tax adjustment, for any period ending on or before the Closing Date, that would result in a reduction of Safe Income attributable to any of the Shares without the prior written consent of the Vendor.

     (7) The Purchaser and Glacier shall, and shall cause the Corporation and the Subsidiaries to, provide all financial data and other information concerning the Corporation and the Subsidiaries for the 2006 and earlier calendar years to enable Hollinger International and the Vendor to prepare and file any Tax Returns required to be filed by them or to determine the Tax consequences related to their direct or indirect ownership of the Corporation and the Subsidiaries.

4.05 MAIL; PAYMENTS

     (1) The Vendor shall promptly deliver to the Purchaser copies of any correspondence or other communication received by the Vendor after the Closing Date pertaining to the Corporation, the Real Estate Companies or any Subsidiary and, where such correspondence or other communication relates exclusively to the Corporation or any Subsidiary, originals thereof. The Purchaser and Glacier shall and shall cause the Corporation, the Real Estate Companies, and the Subsidiaries to promptly deliver to the Vendor any correspondence or other communication received by the Purchaser and Glacier after the Closing Date pertaining to the Vendor or its Affiliates and, where such correspondence relates exclusively to the Vendor or its Affiliates, originals thereof.

     (2) The Vendor shall promptly pay or deliver to the Purchaser any monies or cheques which have been mistakenly sent after the Closing Date by customers of the Corporation and any Subsidiary to the Vendor and which should have been sent to the Purchaser. The Purchaser and Glacier shall promptly pay or deliver to the Vendor any monies or checks which have been mistakenly sent after the Closing Date to the Purchaser and which should have been sent to the Vendor or its Affiliates.

4.06 NAME CHANGE OF THE CORPORATION

     (1) The Purchaser and Glacier acknowledge that neither the Purchaser, Glacier nor the Corporation or any Subsidiary shall have the right, directly or indirectly, to use: (i) the "Hollinger" name, or any derivative thereof or any logo related thereto or any other name, any derivative thereof or any logo related thereto used by the Vendor or any of its Affiliates (other than those used exclusively by the Corporation); or (ii) any of the Vendor's trade names, trademarks, trade or service marks containing such names (collectively, together with the items referenced in clause (1), the "Vendor Marks"). No later than ninety (90) days after the Closing Date, the Purchaser and Glacier shall cause the Corporation and Subsidiary to cease, and shall thereafter prohibit the Corporation and each Subsidiary from, using the Vendor and the Subsidiaries Marks. Without limiting the foregoing, as promptly as possible subsequent to the Closing (and in any event, no later than ninety (90) days after the Closing
Date), the Purchaser and Glacier shall cause the Corporation and each Subsidiary to: (x) remove the Vendor Marks from any premises or other objects on which such Vendor Marks appear; and (y) destroy any unused materials, including, without limitation, any stationery, employee manuals, handbooks and related material, bearing the Vendor Marks.

     (2) If at any time after the Closing Date, the Corporation, any Subsidiary or the Real Estate Companies renews, amends, supplements or otherwise modifies in any way any agreement entered into prior to the Closing Date, the Purchaser and Glacier shall, and shall cause the Corporation, the Subsidiaries and the Real Estate Companies to, in connection with such renewal, amendment, supplement or modification, use commercially reasonable efforts to ensure that the Agreement ceases to refer to "Hollinger" in any way unless Hollinger International or an Affiliate (other than the Corporation and the Subsidiaries) continues to be a party thereto or except to the extent that a recital to such agreement contains a reference to Hollinger for explanatory purposes only.

     (3) In the event that the Purchaser, Glacier or any of their Affiliates violates any of its obligations under Section 4.06(1), the Vendor may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Purchaser and Glacier acknowledge that a violation of
Section 4.06(1) may cause the Vendor irreparable harm which may not be adequately compensated for by money damages. The Purchaser and Glacier therefore agree that in the event of any actual or threatened violation of Section 4.06(1), the Vendor shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to preliminary and final injunctive relief against the Purchaser, Glacier or the relevant Affiliates to prevent any violations of Section 4.06(1) without the necessity of posting a bond or other security.

4.07 RELEASE OF OBLIGATIONS

     The Purchaser and Glacier shall cooperate with the Vendor to use their commercially reasonable efforts to obtain a full and unconditional release of all guarantees, letters of credit, performance bonds or other indebtedness, and any and all other obligations of whatever nature of the Vendor or its Affiliates relating to or in respect of the Corporation or the Subsidiaries except in respect of those guarantees and obligations provided hereunder or entered into in furtherance of this Agreement or an Ancillary Agreement, (collectively, the "Vendor Obligations"), pursuant to one or more written release agreements, each in a form reasonably satisfactory to the Vendor (each, a "Release Agreement") and, if applicable, by agreeing to enter into a replacement guarantee or similar arrangement in favor of any third party who is a beneficiary of such Vendor Obligation, but only to the extent that it does not result in any change in the material terms and conditions of the guarantee or similar arrangements which are more onerous to the Purchaser or Glacier than those which existed under the original agreement with the Vendor. Each Release Agreement shall provide for the Corporation, the relevant Subsidiary and/or the Purchaser and Glacier, subject as aforesaid, to assume and to become collectively or solely responsible for any and all liabilities, guarantees, covenants, obligations, costs, or payments associated with underlying agreement or obligation. In addition to the foregoing, and not in limitation thereof, the Purchaser and Glacier shall provide any beneficiary of such Vendor Obligation requiring the same in connection with the aforementioned releases, a performance bond, payment bond, note, letter of credit or similar guarantee or instrument in an aggregate principal amount and with terms and conditions and from banks, other financial institutions, or surety companies, in each case satisfactory to such beneficiary to replace any performance bond, payment bond, letter of credit or similar guarantee or instrument outstanding with respect to the Vendor Obligations except to the extent that Glacier is precluded from doing so by credit agreements to which it is a party. The Purchaser and Glacier shall provide all necessary evidence required by such third parties in order to secure the necessary releases and replacement guarantees. The Purchaser and Glacier shall indemnify and hold harmless the Vendor from and against any and all Losses incurred by the Vendor in connection with or arising from the enforcement against the Vendor of any Vendor Obligation, which indemnity shall continue in full force and effect for the benefit of the Vendor indefinitely.

4.08 INDEMNITY COOPERATION AGREEMENT

     The Parties agree that, notwithstanding the Closing, the Vendor and Hollinger International shall be entitled, in their sole discretion and expense, to control and direct all matters related to any CanWest Arbitration, any other matters arising out of or in respect to the CanWest Agreement, the Special Committee Litigation, the Litigation, any Section 19 Claims and any Government of Canada Funding claims involving the Corporation, any of the Subsidiaries or any Person affiliated with the Purchaser which has acquired a right to publish a newspaper from a Subsidiary including, without limitation, the exclusive right to retain and instruct counsel and to enter into any settlement or other negotiations with respect thereto. In connection therewith, the Vendor, Hollinger International, the Purchaser, Glacier, the Corporation, HCNLP, HCN GP, HCN Publications Company, Eco Log, KCN and 3050944 Nova Scotia ULC (such Subsidiaries, the "Cooperating Subsidiaries") will, concurrently with the Closing, enter into an agreement (the "Indemnity Cooperation Agreement") in the form set out in Schedule 4.08. The Purchaser and Glacier covenant and agree to cooperate and to cause the Cooperating Subsidiaries to cooperate, in all respects, with the Vendor and Hollinger International so as to assist the Vendor and Hollinger

International in enjoying benefits of the Indemnity Cooperation Agreement and not in any way impair or interfere with the rights of the Vendor or Hollinger International thereunder. The Indemnity Cooperation Agreement will provide that the Purchaser and Glacier shall cause the Corporation and the Cooperating Subsidiaries to hold all amounts received by them in connection with any award or settlement in respect of the Special Committee Litigation, the Litigation, or the CanWest Arbitration in trust for the sole and exclusive benefit of the Vendor and Hollinger International and promptly notify the Vendor and Hollinger International in writing as to the receipt thereof, subject as set forth below, and the Purchaser shall promptly pay all such amounts, without set-off or deduction of any kind, except as herein expressly provided, to the Vendor and Hollinger International, or as they may direct. The amount paid by the Purchaser shall be reduced by any Taxes reasonably estimated to be payable by Glacier, the Purchaser and any Cooperating Subsidiary in respect of the amount received. Glacier and the Purchaser agree to, or to cause the relevant entity, as the case may be, to, treat, for income tax purposes, any amount received in connection with the CanWest Arbitration, the Special Committee Litigation or the Litigation on the basis that results in the least amount of Taxes being payable by the Purchaser, or relevant entity, as the case may be, provided that there is a reasonable basis for doing so under Applicable Law and: (i) in the event that at the time of filing of any Tax Return it is determined that the Taxes payable exceed the amount previously estimated or any Governmental Entity assesses or reassesses on a basis that results in additional Taxes being payable on such amount, the Vendor agrees to pay forthwith such additional Taxes to the Purchaser; and (ii) in the event that at the time of filing any Tax Return it is determined that the Taxes payable are less than the amount previously estimated or any Governmental Entity assesses or reassess on a basis that results in less Taxes being payable on such amount, the Purchaser agrees to pay forthwith the amount of such reduction to the Vendor. If any of the Purchaser, Glacier or any Cooperating Subsidiary obtains any Tax benefit as a consequence of the CanWest Arbitration, the Special Committee Litigation or the Litigation and, in a circumstance where the Purchaser is seeking indemnification in respect of a Loss as a consequence thereof, such Tax benefit does not reduce the amount of the Purchaser's Loss, the Purchaser agrees to pay the Vendor the amount of such Tax benefit.

4.09 EMPLOYEE MATTERS

     (1) The Vendor shall be responsible for and shall discharge or cause to be discharged all obligations and liabilities for wages, salaries, bonuses, overtime, benefits, employee plans, Employment Insurance, workers' compensation, occupational health and safety, human rights, Canada or Quebec Pension Plan, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other actions, causes of actions or claims which accrue up to the Closing Date, including, without limitation, vacation pay accrued up to the Closing Date, in relation to the Business Employees.

     (2) The Purchaser and Glacier shall continue to cause the Subsidiaries to employ the Excluded Employees on the same terms and conditions as are in effect as of the Closing Date for a period of up to forty-five (45) days following the Closing Date. The Purchaser and Glacier shall be responsible for and shall discharge all obligations and liabilities for wages, salaries, bonuses, overtime, vacation pay, benefits, employee plans, Employment Insurance, workers' compensation, occupational health and safety, Canada or Quebec Pension Plan, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other actions, causes of actions or claims in respect of the Excluded Employees which accrue after the Closing Date. Subject to the Excluded Employee Severance Payment Indemnity, the Purchaser and Glacier shall indemnify and hold harmless the Vendor from and against any and all losses, damages, liability, costs or expenses directly or indirectly suffered by the Vendor resulting from any breach of the Purchaser's or Glacier's obligations and liabilities under this Section 4.09.

     (3) Subject to the right to terminate the employment of the Included Employees, and any Excluded Employees whose employment is not terminated within forty-five (45) days following the Closing Date, at any time, either with or without cause, the Purchaser, Glacier and any direct or indirect subsidiary shall continue to employ the Included Employees, and any Excluded Employees whose employment is not terminated within forty-five (45) days following the Closing Date, on terms and conditions which are substantially similar, in the aggregate, to the terms and conditions which are in effect as of the Closing Date (including, without limitation, position, location of work, hours of work, compensation, benefits and pension), and shall not otherwise change any terms and conditions of employment in a manner which amounts to a constructive dismissal. Subject to the provisions of the Pension and Benefits Agreement regarding benefits payable to Business Employees who are disabled on the Closing Date, the Purchaser and Glacier shall cause the applicable Subsidiary to be responsible for and shall discharge all obligations and liabilities for wages, salaries, bonuses, overtime, vacation pay, benefits, employee plans, Employment Insurance, workers' compensation, occupational health and safety, Canada or Quebec Pension Plan, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for constructive dismissal, wrongful dismissal or other actions, causes of actions or claims in respect of the Included Employees, and any Excluded Employees that are not terminated within forty-five (45) days following the Closing Date, which accrue after the Closing Date. In addition to any other provision for indemnification contained within this Agreement, the Purchaser and Glacier shall indemnify and hold harmless the Vendor from and against any and all losses, damages, liability, costs or expenses directly or indirectly suffered by the Vendor resulting from any breach of the Purchaser's or Glacier's obligations and liabilities under this Section 4.09.

4.10 GLACIER PRE-CLOSING REORGANIZATION STEPS

     Prior to the Time of Closing, at the Purchaser's option and upon notice thereof being provided to the Vendor by the Purchaser, the Parties agree to implement the Glacier Pre-Closing Reorganization Steps in accordance with
Schedule 4.10 hereof. Upon such notice being provided by Glacier to the Vendor, the Parties agree to implement the Glacier Pre-Closing Reorganization Steps in accordance with Schedule 4.10 hereof. Upon notice being provided hereunder, the Purchaser and Glacier shall be deemed to waive the conditions under this Agreement for their benefit set out in Sections 5.02(1)(a), (b), (c) and (e) hereof. The Purchaser and Glacier shall be solely responsible for any and all costs and expenses (including, without limitation, all Taxes, legal fees and disbursements) incurred by the Purchaser, Glacier, the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation, the Subsidiaries and the Real Estate Companies, in connection with or in any way related to implementation of the Glacier Pre-Closing Reorganization Steps and the termination or unwinding of the Glacier Pre-Closing Reorganization Steps should Closing not occur. The Purchaser and Glacier shall reimburse each of the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation, the Subsidiaries and the Real Estate Companies forthwith, on an as incurred basis, for any and all costs and expenses so incurred. The Purchaser and Glacier hereby indemnify and save harmless the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation, the Subsidiaries and the Real Estate Companies for any and all claims, demands, suits, actions, proceedings, obligations, penalties, encumbrances, assessments (including, without limitation, assessments of Taxes), Taxes, costs, fees (including, without limitation, legal fees and disbursements) expenses, losses (including, without limitation, loss of profit or revenue), liabilities, damages (including, without limitation, indirect, special, consequential and punitive damages or damages for pure economic loss) of any nature whatsoever, directly or indirectly incurred or suffered by any of them as a result of, in connection with or arising from, directly or indirectly, implementation of Glacier Pre-Closing Reorganization Steps or the unwinding or termination of Glacier Pre-Closing Reorganization Steps should Closing not occur. The obligations of the Purchaser and Glacier set forth in this Section
4.10 shall, notwithstanding any other provision of this Agreement to the contrary, survive completion or termination of this Agreement and the transactions contemplated hereby and shall continue in full force and effect for the benefit of the Vendor and its Affiliates, Hollinger International and its Affiliates, the Corporation, the Subsidiaries and the Real Estate Companies until 60 days after the expiration of the period during which, in the absence of any waiver or other document extending such period an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax laws in respect of such Tax could be issued under such Tax laws. To the extent that any of Glacier Pre-Completion Reorganization Steps contemplate or require the establishment of any corporate entity, those entities shall be unlimited liability companies established under the laws of the Province of Nova Scotia only.

4.11 HOLLINGER PRE-CLOSING REORGANIZATION STEPS

     Notwithstanding any other provision of this Agreement, the Vendor and Hollinger International may, at any time prior to the Time of Closing, implement the Hollinger Pre-Closing Reorganization Steps set out in Schedule 4.11.

                             ARTICLE 5 - CONDITIONS

5.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY

     (1) The respective obligations of each Party to effect the transactions contemplated hereby is subject to the following conditions, having been satisfied or met or on prior to the Closing, any or all of which may be waived by agreement of the Vendor and the Purchaser, in whole or in part, to the extent permitted by Applicable Law:

          (a) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect or be pending and which prevents or prohibits, or will prevent or prohibit if then pending, consummation of the transactions contemplated hereby; provided, however, that each of the Parties shall use its commercially reasonable efforts to cause any such executive order, decree, judgment, injunction or other order to be vacated or lifted;

          (b) Competition Act Compliance, to the extent required, shall have been obtained; and

          (c) other than with respect to the matters referred to in Section 5.01(1)(b) above, all Filings and Consents that are listed in
               Schedule 5.01(1)(c) shall have been duly made or obtained.

5.02 CONDITIONS FOR THE BENEFIT OF THE PURCHASER

     (1) The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the Time of
Closing:

          (a) the representations and warranties of the Vendor and Hollinger International set forth in Section 3.01 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct as of that date), except to the extent that any breaches, inaccuracies or failures of such representations and warranties to be so true and correct would not individually, or in the aggregate, have a Material Adverse Effect provided that this clause shall not, where a specific representation is qualified as to materiality, be deemed to result in a double-materiality standard;

          (b) the Vendor and Hollinger International shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with it at or prior to the Time of Closing except to the extent that failure to perform or comply would not individually, or in the aggregate, have a Material Adverse Effect;

          (c) the Vendor shall have delivered to the Purchaser a certificate executed on its behalf by its duly authorized officer certifying that the conditions set forth in Sections 5.02(1)(a) and (b) hereof have been satisfied;

          (d) the Purchaser shall have been furnished with the documents referred to in Section 2.04(2) at or prior to the Time of Closing;

          (e) there shall not have occurred any Material Adverse Change from the date hereof to the Time of Closing (it being acknowledged, for such purpose, that the withdrawal of all or any portion of any business provided by CanWest and related entities to HCN Publications Company shall not constitute a Material Adverse Change);

          (f) the Intercompany Indebtedness shall have been repaid or eliminated without giving rise to debt forgiveness for the purposes of the ITA;

          (g) all directors and officers of the Corporation, the Real Estate Companies and the Subsidiaries shall resign at the Closing;

          (h) other than debt owing to or from another Subsidiary, no Subsidiary shall have any outstanding bonds, debentures, notes, mortgages or other indebtedness for borrowed money at Closing;

          (i) all management agreements or services agreements payable by the Corporation or the Subsidiaries to Hollinger International or its Affiliates will be terminated without any penalty, fee or costs to the Corporation or any Subsidiaries; and

          (j) all necessary corporate steps and proceedings shall have been taken to permit the Shares and the Real Estate Company Shares to be duly and transferred to and registered in the name of the Purchaser.

5.03 CONDITIONS FOR THE BENEFIT OF THE VENDOR

     (1) The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Vendor to be performed or complied with at or prior to the Time of Closing:

          (a) the representations and warranties of the Purchaser and Glacier set forth in Section 3.03 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true and correct as of such date) except to the extent that any breaches, inaccuracies or failures of such representations and warranties to be so true and correct would not individually or in the aggregate be material provided that this clause shall not, where a specific representation is qualified as to materiality, be deemed to result in a double-materiality standard;

          (b) the Purchaser and Glacier shall have performed or complied, in all material respects, with all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing;

          (c) the Purchaser and Glacier shall have delivered to the Vendor certificates executed on their behalf by duly authorized officers certifying that the conditions set forth in Sections 5.03(1)(a) and (b) have been satisfied;

          (d)  the Vendor shall have been furnished the documents referred to in
               Section 2.04(3);

          (e) completion of the sale by HCPH of all of the shares of 3120575 Nova Scotia Company owned by HCPH to Glacier; and

          (f) completion of the sale by HCPH of all of the shares of Great West Newspaper Group Ltd. owned by HCPH to 6490239 Canada Inc.

                           ARTICLE 6 - INDEMNIFICATION

6.01 INDEMNIFICATION

     (1) If the Closing shall occur, and subject to the provisions of this
Article 6, the Vendor hereby agrees to indemnify and hold harmless the Purchaser against and from any and all Losses incurred by the Purchaser as a result of:

          (a) the failure of any representation or warranty of the Vendor or Hollinger International contained in this Agreement or an Ancillary Agreement to be true and correct as of the date made, except that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any such failure unless the Purchaser shall have provided notice to the Vendor in accordance with Section 6.01(7) on or prior to the expiration of the applicable time period related to that representation and warranty set out in Section 3.02; and

          (b) any breach or non-performance by the Vendor or Hollinger International of any covenant or other obligation to be performed by it that is contained in this Agreement or any Ancillary Agreement including, without limitation, obligations under the Benefit Plans.

     (2) If the Closing shall occur, and subject to the provisions of this
Article 6, the Purchaser shall indemnify, defend and save harmless the Vendor from any and all Losses suffered or incurred by the Vendor as a result of:

          (a) the failure of any representation or warranty of the Purchaser or Glacier contained in this Agreement to be true and correct as of the date made, except that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any such failure unless the Vendor shall have provided notice to the Purchaser in accordance with Section 6.01(7) on or prior to the expiration of the applicable time period for that representation and warranty set out in Section 3.04; and

          (b) any breach or non-performance by the Purchaser or Glacier of any covenant or other obligation to be performed by it that is contained in this Agreement or any Ancillary Agreement.

     (3) The Vendor shall not be required to indemnify the Purchaser, and neither the Purchaser nor Glacier shall be entitled to recover from the Vendor or Hollinger International, any amount for any claims described in Section 6.01(1)(a) in respect of the representations and warranties of the Vendor or Hollinger International hereunder including any certificate delivered hereunder in respect thereof (collectively, "Representation and Warranty Losses") or any claims for Losses made under the Pension and Benefits Agreement ("PBA Losses"), until and unless the amount which the Purchaser or Glacier is entitled to recover in respect of the Representation and Warranty Losses and the PBA Losses exceeds, in the aggregate, $500,000 (the "Deductible"), following which, subject to this Article 6 (including paragraphs (4), (5) and (6) below), the entire amount which the Purchaser is entitled to recover in respect of such claims, less the Deductible, shall be payable.

     (4) Any Representation and Warranty Loss or PBA Loss that involves a Loss of less than $15,000 shall not be entitled to indemnification under this Section
6.01 and shall not be counted toward satisfaction of the Deductible.

     (5) Subject to the overall indemnification limitation set out in Section 6.01(6), the maximum amount recoverable by the Purchaser and Glacier together, in the aggregate, for any and all:

          (a) Representation and Warranty Losses (other than Representation and Warranty Losses relating to breaches or inaccuracies of the Vendor's representations and warranties in Section 3.01(1)(a),
               (c), (d) and (e) (collectively, "Title Representation and Warranty Losses")) shall (inclusive of all legal fees and disbursements) not, in any event, exceed $3,000,000;

          (b) Title Representation and Warranty Losses shall (inclusive of all legal fees and disbursements) not, in any event, exceed an amount equal to 100% of the Purchase Price;

          (c) PBA Losses shall (inclusive of all legal fees and disbursements) not, in any event, exceed $25 million; and

          (d) Losses under the Litigation Indemnity shall (inclusive of all legal fees and disbursements) not, in any event, exceed $5 million;

and in no event shall the Vendor or Hollinger International, in any such case, be liable for any amount in excess thereof.

The maximum amount recoverable by the Vendor and Hollinger International together, in the aggregate, for claims described in Section 6.01(2)(a) in respect of the representations and warranties of the Purchaser or Glacier (other than Losses relating to breaches or inaccuracies of the representations and warranties in Section 3.03(1)(a) and (c)) hereunder including any certificates delivered hereunder in respect thereof shall be limited to $3,000,000 (inclusive of all legal fees and disbursements) and in no event shall the Purchaser or Glacier be liable for any amount in excess thereof. The maximum amount recoverable by the Vendor and Hollinger International together, in the aggregate, for Losses relating to breaches or inaccuracies of the representations and warranties of the Purchaser and Glacier in Section 3.03(1)(a) and (c) shall not, in any event, exceed 100% of the Purchase Price and in no event shall the Purchaser or Glacier be liable for any amount in excess thereof.

     (6) The maximum aggregate amount recoverable by the Purchaser and Glacier together, in the aggregate, in respect of all Losses incurred by the Purchaser and Glacier (including, without limitation, Representation and Warranty Losses, Title Representation and Warranty Losses, PBA Losses, Losses under the Special Indemnities other than the Glacier Securities Law Indemnity (with the sole exception of the CanWest Arbitration Indemnity) and Losses under any other document or agreement contemplated hereby or otherwise) shall be an amount equal to 100% of the Purchase Price (inclusive of all legal fees and disbursements) and in no event shall the Vendor or Hollinger International be liable for any Losses in excess of such amount. The liability of the Vendor to the Purchaser for Losses under the CanWest Arbitration Indemnity shall not be limited to 100% of the Purchase Price.

     (7) The following procedures shall apply to claims for indemnification under this Article 6:

          (a) In the event that a Party shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses), in respect of which indemnification may be sought by such Party (an "Indemnified Party") pursuant to the provisions of this Article 6 from the other Party (each, an "Indemnifying Party"), the Indemnified Party shall promptly submit to the Indemnifying Party an Indemnification Notice stating the nature and basis of such claim including, to the extent it is then known, a description in reasonable detail of the facts giving rise to the claim for indemnification hereunder and (if known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement upon which such claim is based; provided, however, that the failure of the Indemnified Party to give the Indemnification Notice promptly shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. In the case of Losses arising by reason of any third-party claim, the Indemnification Notice shall be given within thirty (30) days after receipt by the Indemnified Party of the filing or other written assertion of any such claim against the Indemnified Party, but the failure of the Indemnified Party to give the Indemnification Notice within such time period shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within fifteen (15) calendar days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third-party claim.

          (b) The Indemnified Party shall provide to the Indemnifying Party on request all information and documentation in the Indemnified Party's possession: (i) that is not privileged and is reasonably necessary; and (ii) that is critical (whether or not privileged), in each case, to support and verify any Losses which the Indemnified Party believes give rise to a claim for indemnification hereunder and shall give the Indemnifying Party access to all books, records and personnel in the possession or under the control of the Indemnified Party which would have bearing on such claim.

          (c) In the case of third-party claims with respect to which an Indemnification Notice is given, the Indemnifying Party shall have the option at its own expense: (i) to conduct any proceedings or negotiations in connection therewith; (ii) to take all other steps to settle or defend any such claim; and (iii) to employ counsel of the Indemnifying Party's choosing and approved by the Indemnified Party, acting reasonably, to contest any such claim in the name of the Indemnified Party or otherwise. The Indemnifying Party may not compromise or settle any claim without the Indemnified Party's prior written consent, which may not be unreasonably withheld or delayed. Should the Indemnifying Party provide written notice of its desire to settle any third party claim but the Indemnified Party does not provide written consent within a reasonable period of time, the Indemnified Party shall be responsible for any incremental costs and expenses incurred beyond the proposed settlement amount. The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third-party claim and the Indemnified Party shall be entitled to participate with counsel of its own choice at the expense of the Indemnifying Party (except in the case of the Publication Status Indemnity) if, on the written advice of legal counsel, representation of both Parties by the same counsel presents a conflict of interest or is otherwise inappropriate under applicable standards of professional conduct, provided that in no event shall the Indemnifying Party be responsible for the expense of more than one set of such counsel in all events. The Indemnifying Party shall, within twenty (20) days of receipt of the Indemnification Notice, notify the Indemnified Party of its intention to assume the defense of any such claim. Until the Indemnified Party has received notice of the Indemnifying Party's intention to defend any such claim, the Indemnified Party shall take reasonable steps to defend (but may not settle) such claim. If the Indemnifying Party shall decline to assume the defense of any such claim, or shall fail to notify the Indemnified Party within twenty (20) days after receipt of the Indemnification Notice of the Indemnifying Party's election to defend such claim or fails to diligently defend such claim after electing to assume conduct, the Indemnified Party shall defend such claim but may not settle such claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Should the Indemnified Party provide notice of its desire to settle such claim but the Indemnifying Party does not provide written consent within a reasonable period of time, the Indemnifying Party shall be responsible for any incremental costs and expenses incurred beyond the proposed settlement amount. The expenses of all proceedings, contests or lawsuits in respect of any such claims (other than those incurred by the Indemnified Party which are referred to in the third and fourth sentences of this subparagraph (c)) shall be borne by the Indemnifying Party but only if the Indemnifying Party is responsible pursuant hereto to indemnify the Indemnified Party in respect of such claim and, if applicable, only to the extent required by this Section 6.01(7). Regardless of which Party shall assume the defense of the claim, the Parties agree to cooperate fully with one another in connection therewith.

     (8) Nothing in this Section 6.01 shall be construed as a limitation on the Indemnifying Party's right to contest in good faith whether the Indemnified Party is entitled to indemnification pursuant to this Section 6.01 with respect to a particular claim. The Indemnified Party shall have the burden of proof in establishing the existence of a claim for indemnification under this Agreement and the amount of Losses suffered by it.

     (9) The indemnification provided for in this Section 6.01 shall be the sole and exclusive remedy of the Indemnified Party (except in the case of fraud on the part of the Indemnifying Party), whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the transactions contemplated hereby, including, without limitation, for any inaccuracy or breach of any representation, warranty, covenant or agreement set forth herein and the Indemnified Party hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claims of any nature whatsoever against the Indemnifying Party or their respective Affiliates except pursuant to such indemnification provisions.

     (10) Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to: (i) any insurance proceeds received by or otherwise payable to the Indemnified Party (or any of its Affiliates) with respect to such Losses (collectively, "Insurance Benefits"); and (ii) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any party other than the Indemnifying Party. The Purchaser agrees to maintain the insurance coverage that a prudent operator of a business similar to the Business would maintain following Closing. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment).

     (11) With respect to any Losses incurred or suffered by an Indemnified Party, no liability shall attach to the Indemnifying Party in respect of any Losses to the extent that the same Losses have been recovered by the Indemnified Party from the Indemnifying Person, accordingly, the Indemnified Party may only recover once in respect of the same Loss.

     (12) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. To the extent that any breach of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity to remedy the matter complained of.

     (13) The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses in respect of which indemnification under this Agreement or any Ancillary Agreement may be sought, whether by asserting claims against a third party or by otherwise qualifying for a benefit that would reduce or eliminate Losses.

     (14) For greater certainty, the amount of any Losses shall be reduced by the present value of the amount by which any Taxes for which any Subsidiary or any Person affiliated with the Purchaser which has acquired a right to publish a newspaper from a Subsidiary is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability, such reduction to be determined by the Parties acting reasonably.

     (15) From the date hereof through the Closing Date, the Vendor shall have the right, from time to time, to modify, amend and/or supplement the Disclosure Letter by delivering any such modifications, amendments and/or supplements to the Purchaser in writing in accordance with the terms of this Agreement. No such supplement, amendment or modification shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Letter may be modified, amended and/or supplemented to add immaterial, as well as material, items thereto. In the event that the Vendor provides the Purchaser with an amendment, supplement, or modification to the Disclosure Letter within three Business Days prior to the date that the parties intend to close the transaction contemplated in this Agreement, the parties agree to extend the Closing Date for a period of three Business Days from the date of delivery of such information, or otherwise as the parties may agree. In the event that the amendment, supplement or modification to the Disclosure Letter constitutes a Material Adverse Effect, then the Purchaser may, at its election within 3 Business Days of receipt, terminate its obligation to complete the transactions contemplated hereby by notice in writing to the Vendor. For purposes of determining whether the Vendor is subject to any claim for indemnification under this Section 6.01 following the Closing Date for a breach of any representation or warranty under this Agreement, the Disclosure Letter shall be deemed to include the information contained therein on the date hereof and such other information as may be set forth in any modification, amendment and/or supplement to the Disclosure Letter delivered by the Vendor to the Purchaser pursuant to this Section 6.01(15). Disclosure of any fact or item in the Disclosure Letter shall be deemed to constitute disclosure with respect to each reasonably related provision of this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of business. No party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Letter is or is not in the Ordinary Course for purposes of this Agreement.

     (16) In no event shall the Vendor be required to indemnify the Purchaser and the Vendor shall have no liability to the Purchaser:

          (a) to the extent the indemnification obligation or liability arises or is increased as a result of any action taken or omitted to be taken by the

               Purchaser or any of its Affiliates (including any action taken or omitted to be taken by the Corporation or any Subsidiary on or after the Closing Date);

          (b) for any Loss or matter to the extent resulting from a change in Applicable Law that becomes effective after the Closing Date;

          (c) for any Loss or matter to the extent accrued, provided for or reserved for, or otherwise taken into account in the Financial Statements or the adjustment to the Purchase Price contemplated by Section 2.01;

          (d) for any Loss or matter to the extent arising from a change in the accounting policies or practices of the Corporation or any Subsidiary after the Closing; or

          (e) to the extent that the Vendor is unable to challenge or dispute any claim due to the loss or destruction, in each case by the Purchaser or Glacier, of any relevant Books and Records.

     (17) Notwithstanding anything contained herein to the contrary, the Vendor shall have no liability for a breach of or inaccuracy in any representation or warranty if the Purchaser was aware, at or before the Closing Date, of the facts as a result of which such representation or warranty was breached or inaccurate.

                        ARTICLE 7 - SPECIAL INDEMNITIES

7.01 PUBLICATION STATUS INDEMNITY

     (1) The Vendor shall, if the Closing occurs, indemnify, defend and save harmless the Purchaser, effective as and from the Time of Closing, from and against Losses suffered or incurred by the Purchaser as a result of (collectively, the "Publication Status Indemnity"):

          (a) any Funding Determination, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by any Person in responding to a potential or actual Funding Determination as long as the Vendor is disputing such determination or pursuing a settlement but if the Vendor ceases to do so and the affected Subsidiary determines for bona fide reasons to dispute such determination, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim;

          (b) any Section 19 Claim, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by any Person in respect of the defence or settlement of any Section 19 Claim as long as the Vendor is defending the claim or pursuing a settlement but if the Vendor ceases to do so and the affected Subsidiary determines for bona fide reasons to pursue the claim, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim; and

          (c) claims specifically agreed in writing between Hollinger International and Glacier prior to the Time of Closing, except that the Vendor shall, notwithstanding anything in Article 6 to the contrary, in no event be responsible for any costs incurred by the Purchaser in respect of the defence or settlement of any such claims as long as the Vendor is defending the claim or pursuing a settlement but if the Vendor ceases to do so and the Purchaser determines for bona fide reasons to pursue the claim, the Vendor shall be responsible for the fees and expenses of one set of counsel in respect of such claim.

     (2) The Publication Status Indemnity shall be the sole remedy of Glacier, the Purchaser and any Subsidiary for any Losses in respect of any matter related to the matters addressed by the Publication Status Indemnity and Glacier and the Purchaser and each Subsidiary hereby irrevocably waive and release any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the Publication Status Indemnity pursuant to any other provision of this Agreement or otherwise. The Publication Status Indemnity will expire on the sixth anniversary of the Closing Date.

7.02 SPECIAL COMMITTEE LITIGATION INDEMNITY

     In addition to any other indemnification by the Vendor contained in this Agreement, and subject as set forth herein, the Vendor, shall, if the Closing occurs, indemnify, defend and save harmless the Purchaser, effective as of and from the Time of Closing, from and against Losses suffered or incurred by the Purchaser as a result of the Special Committee Litigation (the "Special Committee Litigation Indemnity"). The Special Committee Litigation Indemnity shall be the sole remedy of the Purchaser for any Losses incurred by it in respect of any matter related to the Special Committee Litigation and the Purchaser hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the Special Committee Litigation pursuant to any other provision of this Agreement or otherwise.

7.03 CANWEST ARBITRATION INDEMNITY

     (1) In addition to any other indemnification by the Vendor contained in this Agreement, and subject as set forth herein, the Vendor and Hollinger International jointly and severally, shall, if the Closing occurs, indemnify, defend and save harmless the Purchaser effective as of and from the Time of Closing, from and against Losses suffered or incurred by the Purchaser, as a result of the CanWest Arbitration (the "CanWest Arbitration Indemnity"). The CanWest Arbitration Indemnity shall be the sole remedy of the Purchaser for any Losses incurred by it in respect of any matter related to the CanWest Arbitration and the Purchaser hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the CanWest Arbitration pursuant to any other provision of this Agreement or otherwise.

     (2) The provisions of Sections 6.01(7)(b), 6.01(9), 6.01(11) and 6.01(12)
shall apply mutatis mutandis to any claims under the CanWest Arbitration Indemnity and the following shall apply:

          (a) in the event that the Purchaser shall incur or suffer any Losses (or shall reasonably anticipate that it shall suffer any Losses), in respect of which indemnification may be sought by the Purchaser under the CanWest Arbitration Indemnity, the Purchaser shall promptly submit to the Vendor an Indemnification Notice stating the nature and basis of such claim including, to the extent it is then known, a description in reasonable detail of the facts giving rise to the claim for indemnification hereunder and (if known) the amount or the method of computation of the amount of such claim, and a reference to the provisions of this Agreement upon which such claim is based; provided, however, that the failure of the Purchaser to give the Indemnification Notice promptly shall not relieve the Vendor or Hollinger International of any liability that the Vendor or Hollinger International may have to the Purchaser. The Indemnification Notice shall be given within thirty (30) days after receipt by the Purchaser of the filing or other written assertion of any such claim against the Purchaser, but the failure of the Purchaser to give the Indemnification Notice within such time period shall not relieve the Vendor or Hollinger International of any liability that the Vendor or Hollinger International may have to the Purchaser. Thereafter, the Purchaser shall deliver to the Vendor within fifteen (15) calendar days after the Purchaser's receipt thereof, copies of all notices and documents(including court papers) received by the Purchaser relating to the claim.

For greater certainty, the provisions of Sections 6.01(7)(a), 6.01(7)(c), 6.01(8), 6.01(10), 6.01(13), 6.01(14), 6.01(16) and 6.01(17) shall not apply to the CanWest Arbitration Indemnity.

7.04 EXCLUDED EMPLOYEE SEVERANCE PAYMENT INDEMNITY

     In addition to any other indemnification by the Vendor contained in this Agreement, the Vendor, shall, if the Closing occurs, indemnify, defend and save harmless the Purchaser, effective as of and from the Time of Closing, from and against Losses suffered or incurred by the Purchaser as a result of Excluded Employee Severance Payments (the "Excluded Employee Severance Payment Indemnity"), following which the Purchaser shall have no right to claim, and the Vendor shall have no liability, thereunder. The Excluded Employee Severance Payment Indemnity shall be the sole remedy of the Purchaser for any Losses in respect of any matter related to the Excluded Employee Severance Payments and the Purchaser hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the Excluded Employee Severance Payments pursuant to any other provision of this Agreement or otherwise.

7.05 LITIGATION INDEMNITY

     In addition to any other indemnification by the Vendor contained in this Agreement, and subject as set forth herein, the Vendor, shall, if the Closing occurs, indemnify, defend and save harmless (the "Litigation Indemnity") the Purchaser from and against Losses suffered or incurred by the Purchaser from and after the Time of Closing, as a result of the litigation matters as set forth on

Schedule 7.05 (the "Litigation"). The Litigation Indemnity shall be the sole remedy of the Purchaser for any Losses incurred by it in respect of any matter related to the Litigation and the Purchaser hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the Litigation pursuant to any other provision of this Agreement or otherwise. The Litigation Indemnity will expire on the third anniversary of the Closing Date.

7.06 HCNLP SECURITIES LAW INDEMNITY

     In addition to any other indemnification by the Vendor contained in this Agreement, and subject as set forth herein, the Vendor shall, if the Closing occurs, indemnify, defend and save harmless (the "HCNLP Securities Law Indemnity") the Purchaser from and against Losses suffered or incurred by the Purchaser, from and after the Time of Closing, as a result of the failure of HCNLP prior to the Time of Closing to file its continuous disclosure documents in accordance with applicable Canadian securities laws, rules, regulations, instruments, notices and published policy statements (collectively, "Canadian Securities Laws") provided that the HCNLP Securities Law Indemnity shall not apply to, and in no event shall the Vendor or Hollinger International or their respective Affiliates be responsible or liable in any way, in whole or in part, for any allegations or claims for payment or otherwise made by any minority holder of HCNLP Units as part of or pursuant to any appraisal right granted in connection with any transaction that the Purchaser, Glacier and/or their respective Affiliates implement to acquire or eliminate the interest of minority holders of HCNLP Units. The HCNLP Securities Law Indemnity shall be the sole remedy of the Purchaser for any Losses incurred by or in respect of the matters covered by the HCNLP Securities Law Indemnity, and the Purchaser and Glacier hereby irrevocably waive and release any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the HCNLP Securities Law Indemnity pursuant to any other provision of this Agreement or otherwise. The HCNLP Securities Law Indemnity will expire on the third anniversary of the Closing Date.

7.07 OUTSTANDING INDEMNITY OBLIGATIONS INDEMNITY

     In addition to any other indemnifications by the Vendor contained in this Agreement, and subject as set forth herein, the Vendor shall, if the Closing occurs, indemnify, defend and save harmless (the "Outstanding Indemnity Obligations Indemnity") the Purchaser from and against Losses suffered or incurred by the Purchaser from and after the Time of Closing as a result of any claim made against the Purchaser in respect of the Outstanding Indemnity Obligations. The Outstanding Indemnity Obligations Indemnity shall be the sole remedy of the Purchaser for any Losses incurred by it in respect of any matter related to the Outstanding Indemnity Obligations Indemnity and the Purchaser hereby irrevocably waives and releases any rights to take action, institute proceedings or make any claim of any nature whatsoever against the Vendor or Hollinger International or their Affiliates in connection with the Outstanding Indemnity Obligations pursuant to any provision of this Agreement or otherwise. The Outstanding Indemnity Obligations Indemnity will expire on the fifth anniversary of the Closing Date.

7.08 GLACIER SECURITIES LAW INDEMNITY

     In addition to any other indemnification by the Purchaser and Glacier contained in this Agreement, the Purchaser and Glacier shall, if the Closing occurs, indemnify, defend and save harmless (the "Glacier Securities Law Indemnity") the Vendor and Hollinger International, effective as of and from the Time of Closing, from and against any Losses suffered or incurred by the Vendor or Hollinger International as a result of: (i) any non-compliance with Canadian Securities Laws by Glacier or the Purchaser in respect of the transactions contemplated by this Agreement; and (ii) any non-compliance with Canadian Securities Laws or the terms of the HCNLP Agreement of any transaction that the Purchaser, Glacier, HCNLP, HCN GP or their respective Affiliates implement to acquire or eliminate the interest of the minority holders of HCNLP Units following the Closing.

7.09 CLAIMS PROCESS AND LIMITS

     The provisions of Sections 6.01(7), 6.01(8), 6.01(9), 6.01(10), 6.01(11),
6.01(12), 6.01(13), 6.01(14) and 6.01(16) shall apply, mutatis mutandis, to the
Special Indemnities, other than the CanWest Arbitration Indemnity.

                            ARTICLE 8 - TERMINATION

8.01 TERMINATION

     This Agreement may be terminated at any time prior to the Closing Date:

     (1) by mutual written agreement of the Vendor and the Purchaser; or

     (2) by written notice of either the Vendor or the Purchaser, to the other, if:

          (a) the transactions contemplated hereby shall not have been consummated by 5:00 p.m., (Toronto time) on February 1, 2006 (the "End Date") subject to the right of the Vendor, in its sole discretion, to extend the End Date to such time on a date on or prior to March 1, 2006 by notice in writing to the Purchaser, in which case the End Date shall be such time on such date; provided, however, that the right to terminate this Agreement under this Section 8.01(2)(a)shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before the End Date; or

          (b) there shall be any Applicable Law that makes consummation of all of the transactions contemplated hereby illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Purchaser or the Vendor from consummating all of the transactions contemplated hereby is entered and such judgment, injunction, order or decree shall have become final and non-appealable and, prior to such termination, the Parties shall have used their respective commercially reasonable best efforts to resist, resolve or lift, as applicable, such judgment, injunction, order or decree; or

     (3) by written notice from the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Vendor set forth herein shall have occurred, is not cured within the earlier of (i) thirty
(30) days after written notice thereof from the Purchaser to the Vendor; and
(ii) February 1, 2006, would cause the conditions set forth in Section (a) or
(b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by December 31, 2005; or

     (4) by written notice from the Vendor, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth herein shall have occurred, is not cured within the earlier of: (i) thirty (30) days after written notice thereof from the Vendor to the Purchaser; and (ii) February 1, 2006, would cause the conditions set forth in Section 5.03(1)(a)or (b) hereof not to be satisfied, and such condition shall be incapable of being satisfied by December 31, 2005.

8.02 EFFECT OF TERMINATION

     Termination of this Agreement pursuant to Section 8.01 hereof shall terminate all rights and obligations of the Parties hereunder and this Agreement shall become void and have no force or effect. Upon such termination, none of the Parties shall have any liability to the other Parties hereunder. Notwithstanding the foregoing, no Party shall be relieved from any liability for any breach of any of its covenants or agreements in this Agreement prior to such termination.

                              ARTICLE 9 - GENERAL

9.01 FURTHER ASSURANCES

     Each of the Vendor and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.02 TIME OF THE ESSENCE

     Time shall be of the essence of this Agreement.

9.03 COMMISSIONS

     Each Party shall indemnify and save harmless the other from and against any claims whatsoever for any commission, brokers fees, finders fees or other similar remuneration payable or alleged to be payable to any Person by the Party providing the indemnity in respect of the sale and purchase of the Shares.

9.04 CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

     Neither Party shall make any public announcement or press releases concerning, or otherwise disclose the existence or the contents of, this Agreement without the prior written consent of the other except as required by Applicable Law or stock exchange regulation.

9.05 BENEFIT OF THE AGREEMENT

     This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto. The Parties agree that the rights of the Purchaser under this Agreement may be assigned by the Purchaser, in whole but not in part, to Glacier's lenders, or any agent thereof, provided that no such assignment shall, in any way, relieve, mitigate, modify, abrogate or change the obligations of the Purchaser and Glacier to the Vendor and Hollinger International hereunder and further provided that no such arrangement shall, in any way, increase or expand the liabilities or obligations of the Vendor or Hollinger International hereunder. To the extent that the Agreement creates obligations of the Corporation or any Subsidiary and/or obligations of the Purchaser and/or Glacier to cause the Corporation or any Subsidiary to take or refrain from taking any action, those obligations shall apply, mutatis mutandis, to and in respect of the successors in interest and permitted assigns of the Corporation, the Subsidiaries, Glacier and the Purchaser.

9.06 ENTIRE AGREEMENT

     This Agreement (together with the Schedules and the Disclosure Letter) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto (including the Letter of Intent). There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

9.07 AMENDMENTS AND WAIVER

     No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

9.08 ASSIGNMENT

     This Agreement may not be assigned by either the Vendor or the Purchaser without the prior written consent of the other.

9.09 NOTICES

     Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

          To the Vendor:

          c/o Hollinger International Inc.
          712 Fifth Avenue
          New York, New York
          10019

          Facsimile No.: (212) 586-0010

          Attention: General Counsel

          With a copy to:

          McCarthy Tetrault LLP
          Suite 4700, 66 Wellington Street West
          TD Bank Tower, TD Centre
          Toronto, Ontario
          M5K 1E6

          Facsimile No.: (416) 868-0673

          Attention: David A. Judson

          To the Purchaser:

          c/o Glacier Ventures International Corp.
          1970 Alberta Street
          Vancouver, British Columbia
          V5Y 3X4

          Facsimile No.: (604) 879-1483

          Attention: Jonathan Kennedy

          With a copy to:

          Farris, Vaughan, Wills & Murphy LLP
          P.O. Box 10026, 700 W. Georgia Street
          Vancouver, British Columbia
          V7Y 1B3

          Facsimile No.: (604) 661-9349

          Attention: Elizabeth Harrison

          To Glacier:

          Glacier Ventures International Corp.

          1970 Alberta Street
          Vancouver, British Columbia
          V5Y 3X4

          Facsimile No.: (604) 879-1483

          Attention: Jonathan Kennedy

          With a copy to:

          Farris, Vaughan, Wills & Murphy LLP
          P.O. Box 10026, 700 W. Georgia Street
          Vancouver, British Columbia
          V7Y 1B3

          Facsimile No.: (604) 661-9349

          Attention: Elizabeth Harrison

          To Hollinger International:

          712 Fifth Avenue
          New York, New York
          10019

          Facsimile No.: (212) 586-0010

          Attention: General Counsel

          With a copy to:

          McCarthy Tetrault LLP
          Suite 4700, 66 Wellington Street West
          TD Bank Tower, TD Centre
          Toronto, Ontario
          M5K 1E6

          Facsimile No.: (416) 868-0673

          Attention: David A. Judson

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the second Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

9.10 SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.11 PARTIES IN INTEREST

     This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including, without limitation, any lender to the Purchaser or Glacier) other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.12 EXPENSES

     Except as otherwise expressly set forth in this Agreement all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, in the event that any dispute among the Parties results in litigation, arbitration, mediation or any other contest, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party with respect to this Agreement, including, without limitation, reasonable attorney's fees and expenses.

9.13 GOVERNING LAW; ATTORNMENT

     This Agreement shall be governed by, and construed in accordance with, the law of the Province of Ontario and the laws of Canada applicable therein. For the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. Each of the Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of Ontario located in the City of Toronto, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by Canadian registered mail to its respective address set forth herein shall be effective service of process for any litigation brought against it in any such court. It is understood and agreed that upon service of an originating process by registered mail as provided herein, the solicitors for the plaintiffs in the action may accept service of the Statement of Claim on behalf of the solicitors for the defendants in the action, effective on the fifth day following mailing of the Statement of Claim, and may thereafter take whatever steps are permitted under the Ontario Rules of Civil Procedure in respect of an originating process for which service has been accepted by a solicitor. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement and the transactions contemplated hereby in the courts of the Province of Ontario, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

9.14 COUNTERPARTS; FACSIMILE

     This Agreement may be executed and delivered in one or more counterparts and via facsimile, and by the Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.15 WAIVER

     Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein shall be effective unless in writing. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

9.16 DISCLAIMER

     The Vendor disclaims any representations or warranties except as specifically set forth in this Agreement. In particular, the Vendor disclaims any representation or warranty, and the Purchaser agrees that the Vendor shall not have any liability, with respect to any information concerning the Vendor, the Corporation, and the Subsidiaries not expressly represented and warranted to in this Agreement, including, without limitation, any information regarding the Vendor, the Corporation, and the Subsidiaries provided at any management presentation related to the transactions contemplated by this Agreement.

9.17 WAIVER OF JURY TRIAL

     Each Party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

     IN WITNESS WHEREOF the parties have executed this Agreement.

                                        0744062 B.C. LTD.


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        GLACIER VENTURES INTERNATIONAL CORP.


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HOLLINGER CANADIAN PUBLISHING
                                        HOLDINGS CO.


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        HOLLINGER INTERNATIONAL INC.


                                        Per:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                               SCHEDULE 1.01(PPPP)

                         PENSION AND BENEFITS AGREEMENT

                               SCHEDULE 1.01(QQQQ)

                             PERMITTED ENCUMBRANCES

                              SCHEDULE 1.01(IIIII)

                          SPECIAL COMMITTEE LITIGATION

                               SCHEDULE 2.04(2)(J)

                           ENCUMBRANCES TO BE RELEASED

                               SCHEDULE 3.01(1)(M)

                   INFORMATION ON CORPORATION AND SUBSIDIARIES

                               SCHEDULE 3.01(1)(P)

                              FINANCIAL STATEMENTS

                               SCHEDULE 3.01(1)(Q)

                          YEAR END FINANCIAL STATEMENTS

                               SCHEDULE 3.01(1)(V)

                               MATERIAL CONTRACTS

                              SCHEDULE 3.01(1)(DD)

                               REAL ESTATE LEASES

                              SCHEDULE 3.01(1)(EE)

                                OWNED REAL ESTATE

                                  SCHEDULE 4.08

                         INDEMNITY COOPERATION AGREEMENT

                                  SCHEDULE 4.10

                    GLACIER PRE-CLOSING REORGANIZATION STEPS

                                  SCHEDULE 4.11

                   HOLLINGER PRE-CLOSING REORGANIZATION STEPS

                               SCHEDULE 5.01(1)(C)

                              CONSENTS AND FILINGS

                                  SCHEDULE 7.05

                                   LITIGATION